MASTER FRANCHISE AGREEMENT

                                     between

                             HSA PROPERTIES, L.L.C.,
                      a Delaware limited liability company

                                       and

                          U.S. FRANCHISE SYSTEMS, INC.,
                             a Delaware corporation

DATED: As of March 27, 1996

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                               TABLE OF CONTENTS

                                                                          Page
PRELIMINARY STATEMENT ...................................................... 1

 ARTICLE I      Definitions ................................................ 2
       1.1    Definitions  ................................................. 2
       1.2    References ................................................... 9
       1.3    Gender and Number............................................. 9

ARTICLE II      Grant of License ........................................... 9
       2.1    Master License................................................ 9
       2.2    Assignment of Existing Licenses, Reservation Agreement and
              Contracts ....................................................10
       2.3    Future Hawthorn Licenses......................................11
       2.4    Relationship to Hyatt Hotels..................................11

ARTICLE III     Royalty Fees................................................13
       3.1    HSA Royalties.................................................13
       3.2    HSA Royalty Fees with Respect to Out of System Hawthorn
              Licenses......................................................18
       3.3    Other Fees Property of USFS...................................18
       3.4    Time and Manner of Payment ...................................18
       3.5    Books and Records; Audit......................................19

ARTICLE IV      Operating Covenants.........................................20
       4.1    Grant of Licenses.............................................20
       4.2    Promotion and Enhancement of Hawthorn Brand ..................21
       4.3    Compliance with Law...........................................22
       4.4    Restrictive Covenants.........................................23
       4.5    Managed Hotels................................................25
       4.6    Reservations .................................................26
       4.7    Foreign Rights................................................26
       4.8    Additional HSA Covenants......................................27
       4.9    Additional USFS Covenants.....................................27
      4.10    Independent Contractors ......................................29
      4.11    Hawthorn Personnel ...........................................30
      4.12    Regarding the Ad Fund.........................................30

 ARTICLE V      Transfers...................................................31
       5.1    Transfers by HSA..............................................31
       5.2    Restrictions on Transfer by USFS .............................31
       5.3    Permitted Transfers...........................................32
       5.4    "Change of Control"...........................................33
       5.5    Assumption by Transferee......................................34

ARTICLE VI      Default and Termination.....................................34
       6.1    Termination Standard .........................................34
       6.2    Royalty Reduction Standard ...................................35
       6.3    Default.......................................................36
       6.4    Remedies......................................................37
       6.5    Termination...................................................38
       6.6    Continuing USFS Administration................................43

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ARTICLE VII     Miscellaneous ..............................................44
       7.1    Arbitration...................................................44
       7.2    Representations and Warranties of HSA.........................45
       7.3    Representations and Warranties of USFS .......................51
       7.4    HSA and Rockwood Indemnity ...................................52
       7.5    USFS Indemnities..............................................52
       7.6    Provisions Relating to Intellectual Property,
              Infringement and Restrictive Agreements.......................53
       7.7    Indemnification Procedures ...................................55
       7.8    Governing Law.................................................56
       7.9    Successors and Assigns........................................56
      7.10    Entire Agreement..............................................57
      7.11    Confidentiality ..............................................57
      7.12    Notices.......................................................57
      7.13    Joint Drafting................................................58
      7.14    Brokers.......................................................58
      7.15    Severability .................................................58
      7.16    Waiver of Obligations.........................................59
      7.17    Rights of Parties Are Cumulative .............................59

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                           MASTER FRANCHISE AGREEMENT

       THIS AGREEMENT is dated as of March 27, 1996 and is by and between:

                      HSA PROPERTIES, L.L.C., ("HSA"),
                      a Delaware limited liability company
                      200 West Madison Street
                      39th Floor
                      Chicago, Illinois 60606
                      Attention: Michael C. Shindler
                      Telecopy No.: (312) 750-8084

                         - and -

                      U.S. FRANCHISE SYSTEMS, INC. ("USFS"),
                      a Delaware corporation
                      13 Corporate Square
                      Suite 250
                      Atlanta, Georgia 30329
                      Attention: Michael Leven
                      Telecopy No.: (404) 321-4482

                                 PRELIMINARY STATEMENT

      HSA, together with its Affiliates, is the owner of a brand of all-suites hotels known as "Hawthorn Suites", has licensed the use of the Hawthorn Brand in the operation of 17 currently existing hotels in the United States, and is currently the direct owner of the Intellectual Property, the Existing Licenses and the Contracts. USFS, directly and through its subsidiaries, is in the business of franchising and licensing others to use certain proprietary names, marks and other intellectual property in connection with the operation of hotels and has a particular expertise in such business. HSA, desiring to take advantage of the expertise of USFS in the hotel licensing and franchising business, and in order to exploit further the commercial value of the Hawthorn Brand, has agreed to enter into a master franchise agreement with USFS, and USFS, desiring to take advantage of the commercial potential in the Hawthorn Brand, has agreed to license the same from HSA, all in accordance with the terms and provisions set forth in this Agreement.

     NOW, THEREFORE, it is hereby agreed, by and between the parties hereto, as follows:

                                   ARTICLE I

                                   Definitions

   1.1 Definitions. Except as otherwise herein expressly provided, and in addition to any other definitions which may be herein contained, the following terms, when used in this Agreement and in the foregoing Preliminary Statement, shall have meanings set forth below:

   "Ad Fund" shall mean the segregated fund required to be maintained by the licensor under provisions of the Existing Licenses from which are to be paid or reimbursed costs incurred by the Licensor in connection with the Hawthorn reservation system, and in connection with certain advertising, promotion and marketing expenses.

   "Additional Hawthorn" shall mean any Hotel operated under the Hawthorn Brand as part of the Hawthorn System which is other than an All-Suite Hotel.

   "Affiliate" shall mean, as to any Person, any other Person controlled by, under common control with, or which controls, directly or indirectly, the Person in question. The term "Control" for these purposes means the ability, whether by direct or indirect ownership of shares or other equity interest, by contract or otherwise, to elect a majority of the directors of a corporation, to select the managing partner or member of a partnership or limited liability company, or otherwise to select, or have the power to remove and then select, a majority of those persons exercising governing authority over an entity, and, in the case of a limited partnership or limited liability company, shall mean the sole general partner thereof, all of the general partners thereof, to the extent each has equal management control or authority, or the managing general partner or member or managing general partners or members thereof, as appropriate (and in any event shall mean the ownership and control [that is, the right to vote] of fifty percent (50%) or more of the residual equity interest in an entity). The term "Affiliate" shall also mean and include: (i) a trust of which the Person, or a direct or indirect shareholder of such Person, is a trustee, or which has as its principal income or residuary beneficiaries such Person, or any direct or indirect shareholder of such Person, or members of the immediate family of such Person, or direct or indirect shareholder; and (ii) any members of such Person's immediate family, or the member of the immediate family of any direct or indirect shareholder of such Person. For purposes hereof, shares or other ownership interests held by a trust shall be deemed to be owned pro rata by the income and residuary beneficiaries of such trust. Further, the members of the immediate family of any Person shall include all

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   collateral relatives of such Person having a common linear ancestor with such Person, and the spouse or any former spouse of such Person or any of such collateral relatives.

   "Agreement" shall mean this Master Franchise Agreement, together with any amendments or supplements hereto which may hereafter be entered into by the parties.

   "All-Suite Hotel" shall mean a hotel (i) at least 50% of whose guest accommodations consist of Suites, or (ii) whose name includes the word "suites", or both of the foregoing.

   "Change of Control" shall have the meaning set forth in Section 5.4.

   "Contracts" shall have the meaning set forth in Section 7.2(j).

   "CPI Adjustment" shall mean an adjustment resulting from multiplying the figure or number to be adjusted by a fraction (which in no event shall be less than 1/1) the numerator of which shall be the CPI Index as of the most recent date required under the provisions of this Agreement, the denominator of which shall be the CPI Index in effect as of the comparison year specified under the provisions of this Agreement.

   "CPI Index" shall mean the Consumer Price Index, United States City Average, All Items, All Urban Consumers (1982-84 = 100) as published from time to time from by the United States Bureau of Labor Statistics. If the foregoing Consumer Price Index shall, for any reason, be discontinued, or shall otherwise no longer be available, the CPI Index shall be an index of the purchasing power of the United States dollar as published by a recognized government or private source agreeable to both HSA and USFS.

   "Deemed Approval" shall have the meaning set forth in Section 2.4(b).

   "Development Area" shall mean the entire world.

   "Effective Date" shall mean the first to occur of (i) ninety (9O) days after the date hereof; and (ii) the date on which USFS shall be legally entitled to grant licenses for the use of the Hawthorn Brand in all fifty
   (50) states of the United States.

   "Existing Hotels" shall mean those hotels, or hotel prospects, listed and described in Exhibit A hereto, all of which (i) are currently operated, or under license to be included, under the Hawthorn System, and (ii) meet the conditions and standards

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   described in clauses (ii) and (iii) of the defined term "Qualified License
   Agreement". In the case of an Existing Hotel which is to be constructed, or, if completed, is to be converted to the Hawthorn System, the same shall cease to be an Existing Hotel unless (i) in the case of a hotel to be constructed, such hotel shall be completed and shall open for operation as part of the Hawthorn System not later than fifteen (15) months after grant of the Existing License; or (ii) in the case of a hotel in existence as of the date of execution of the Existing License and fully completed and constructed, such hotel shall be converted and become part of the Hawthorn System not later than nine (9) months after grant of the Existing License, it being understood and agreed that unless the conditions of this sentence shall be complied with, any Existing Hotel shall cease to constitute an Existing Hotel, and the corresponding Hawthorn License shall cease to constitute an Existing License. The term "Existing Hotels" shall also mean, (i) any Shaner Hotel, except to the extent provided in Section 3.1(a), and (ii) any hotel at any time on or after the Effective Date constructed by HSA or any Affiliate of HSA on property currently owned by an Affiliate of HSA in the city limits of Rosemont, Illinois and operated as part of the Hawthorn System provided that construction thereof shall commence within twelve (12) months of the Effective Date.

   "Existing License(s)" shall mean the Hawthorn Licenses, together with all related documentation (other than management contracts), relating to Existing Hotels.

   "Franchise Royalty Fee" shall have the meaning set forth in Section
   3.1(c).

   "Gross Rooms Revenues" shall have the meaning set forth in Section 3.1(c).

   "Hawthorn Brand" shall mean the trade names "Hawthorn", "Hawthorn Suites" and any other trade names, trademarks, copyrights and other Intellectual Property now used, or which may hereafter be developed for use, in connection with the operation of hotels under the "Hawthorn" brand.

   "Hawthorn Brand Saturation" shall be deemed to occur as of the date on which both of the following conditions shall have been satisfied: (i) there shall be not less than one hundred seventy five (175) Hawthorn Brand All-Suite Hotels subject to then valid and subsisting Hawthorn Licenses (excluding, as of the date of determination, "Suspended Hotels" [as defined in Section 3.1(d)], Additional Hawthorns and Existing Hotels), and
   (ii) the total number of guestroom keys in all hotels included in the number of hotels included for purposes of clause (i) shall be not less than 11,375.

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   "Hawthorn License" shall mean any license or franchise agreement granted by USFS pursuant to the provisions of the Agreement (or, with respect to Existing Hotels, by HSA or its Affiliate) for the use of the Hawthorn Brand and for the participation by the licensee in the Hawthorn System.

   "Hawthorn System" shall mean the Hawthorn Brand, together with the system of operation now existing or hereafter developed with respect thereto, including, without limitation, the system of licensing, reservations, training, marketing and advertising, prototype plans, specifications and working drawings, and operations, used or associated with the use and operation of hotels operated under the Hawthorn Brand, and together with the rights and interests of HSA under the Reservation Agreement and the Contracts.

   "Hotel Brand" shall mean any series of trademarks, trade names, copyrights and other intellectual property used by USFS, or any of its Affiliates, in connection with the use or operation of hotels operated under one or more of the trade names or trademarks in question, excluding, however, the Hawthorn Brand and the Microtel Brand.

   "HSA Royalty Fee" shall have the meaning set forth in Section 3.1.

   "Intellectual Property" shall have the meaning set forth in Section
   7.2(d).

   "Knowledge of HSA" shall mean the actual (as opposed to imputed or constructive) knowledge of any of Nicholas J. Pritzker, Douglas G. Geoga, Michael C. Shindler, Glen Miller, John Lyons, Paul White or Sara Hays.

   "Limited Service Brand" shall mean a Hotel Brand wherein (i) the average daily rate for all hotels of such Hotel Brand which, as of the date of determination thereof, are opened and operating, is $49 or less, and (ii) the hotels operated under such Hotel Brand have no Suites and no food or beverage outlets. The figure of $49 appearing in the preceding sentence shall be subject to CPI Adjustment based upon the difference between the CPI Index as of the date of determination in comparison with the CPI Index as of December 31, 1995. Average daily rate of a Limited Service Brand shall mean the total Gross Rooms Revenues for the rental or occupancy of rooms in all hotels bearing the Limited Service Brand divided by the number of available rooms in the hotel or hotels in question, then further divided by 365 and multiplied by the decimal equivalent of the percentage of occupancy for such Brand on a chain-wide basis.

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   "Managed Hotels" shall mean those of the Existing Hotels which, as of the
   Effective Date, in addition to being operated as part of the Hawthorn System, are actively managed by one or more Affiliates of HSA under management contracts between said Affiliate, on the one hand, and the owner of the hotel in question, on the other hand. The Managed Hotels, as of the date hereof, are those of the Existing Hotels indicated with an asterisk next to their names on Exhibit A hereto.

   "Microtel" shall mean Microtel Inns and Suites Franchising, Inc., a Georgia corporation, and currently a wholly owned subsidiary of USFS.

   "Microtel Brand" shall mean the trade name "Microtel" and any other trade names, trademarks, copyrights and other intellectual property now used, or which may hereafter be developed for use, in connection with the operation of hotels under the "Microtel" Brand.

   "Microtel Suite Hotels" shall mean any Microtel Brand hotel constituting an All-Suite Hotel and having construction costs of $40,000 per hotel room or less, subject to CPI Adjustment (the calculation of the costs of construction of a Microtel Suite Hotel to be in accordance with the provisions set forth in the definition of Mid-Priced Brand).

   "Microtel System" shall mean the Microtel Brand, together with the system of operation now existing or hereafter developed with respect thereto, including, without limitation, the system of licensing, reservations, training and operations, used or associated with the use and operation of hotels under the Microtel Brand.

   "Mid-Priced Brand" shall mean a Hotel Brand relating to hotels which (i) in the case of any hotel either under construction at the time of the determination of its status or which had been newly constructed within the preceding two years, had a construction cost of $50,000 per room or less; or (ii) in the case of any hotel which, as of the date of determination of its status, has been constructed for more than two years prior thereto, had an estimated replacement cost of $50,000 per room or less. The number $50,000 appearing above shall be subject to CPI Adjustment for the difference in the CPI Index between the date of the determination of the costs of construction or replacement cost as the case may be, of any hotel in question, and December 31, 1996. In computing the cost of construction or replacement cost there shall be included all so-called "hard" and "soft" costs (meaning actual costs of construction, labor and materials, costs of acquisition and installation of furnishings, fixtures and equipment, initial quantities of inventory and working capital, pre-opening marketing, staff hiring and training costs, utility installations, construction

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   period interest and other financing charges such as appraisal, legal and title insurance, and design costs and fees), excluding, however, the cost of land acquisition or leasing. If any portion of any particular hotel is financed, in whole or in part, by means of personal property leases, the cost of the leased components shall be included in hard costs based on the purchase price of such items if purchased.

   "Person" shall mean any natural person, or any corporation, partnership, joint venture, limited liability company, business association, trust, governmental agency or other entity.

   "Primary Development Area" shall mean the United States and Canada.

   "Qualified License Agreement" shall mean a Hawthorn License (other than an Existing License) meeting the following conditions and standards: (i) the licensed hotel shall be either an All-Suites Hotel having more than 40 Suites, or an Additional Hawthorn having a minimum number of rooms to be agreed to between HSA and USFS; (ii) all application fees required by USFS to have been paid prior to such date shall have been paid by the licensee thereunder; (iii) the licensee shall have acquired and shall own or control through long-term lease the land on which the hotel is located or is to be constructed; and (iv) the average number of Suites in all hotels covered by Hawthorn Licenses which, except for the provisions of this clause (iv) would constitute Qualified License Agreements, shall be equal to or greater than fifty (50). If the average number of Suites in hotels covered by Hawthorn Licenses which, except for the provisions of clause
   (iv) of the preceding sentence would constitute Qualified Licenses, is less than fifty (50), USFS shall have the right to specify which of said Hawthorn Licenses shall constitute Qualified License Agreements, it being the understanding that USFS shall have the right to select such of the then existing Qualified License Agreements in its discretion which would, in the aggregate, meet the requirements of the preceding sentence. In the case of a Qualified License Agreement relating to a hotel to be constructed, or, with respect to a completed hotel which is to be converted to the Hawthorn System, such Hawthorn License shall cease to be a Qualified License Agreement unless (i) in the case of a hotel to be constructed, such hotel shall be completed and shall open for operation as part of the Hawthorn System not later than fifteen (15) months after grant of the Hawthorn License; or (ii) in the case of hotel in existence as of the date of execution of the license and fully completed and constructed, such hotel shall be converted and become part of the Hawthorn System not later than nine (9) months after grant of the Hawthorn License, it being understood and agreed that unless

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   the conditions of this sentence shall be complied with, any Hawthorn
   License formerly constituting a Qualified License Agreement shall cease to constitute a Qualified License Agreement.

   "Qualified Licensee" shall mean the licensee under a Qualified License.

   "Required Consents" shall have the meaning set forth in Section 7.2(f).

   "Reservation Agreement" shall mean that certain Reservation Agreement, of even date herewith, between Regency Systems Solutions, Inc. and HSA.

   "Restrictive Agreement(s)" shall have the meaning set forth in Section
   2.4(b).

   "Royalty Reduction Standard" shall have the meaning set forth in Section
   6.2.

   "Shaner Agreement" shall mean the Amended and Restated Agreement of Limited Partnership of Shaner Hotel Group Limited Partnership, dated as of December 19, 1995.

   "Shaner Hotels" shall mean those hotels which, under the provisions of
   Section 3.3 of the Shaner Agreement, require the Shaner Partnership to convert or cause an affiliated partnership to convert certain hotels, thereafter acquired by the Shaner Partnership, to Hawthorn Brand hotels, all in accordance with the provisions of the Shaner Agreement. The term "Shaner Hotel" shall not include any hotel, whether or not owned or controlled by the Shaner Partnership, or any Affiliate of the Shaner Partnership, unless such hotel shall have been included as part of the Hawthorn System in satisfaction or in partial satisfaction of the obligations of the Shaner Partnership under Section 3.3 of the Shaner Agreement.

   "Shaner Partnership" shall mean Shaner Hotel Group Limited Partnership, the partnership organized and existing under the Shaner Agreement.

   "Suite" shall mean a hotel guest accommodation consisting of at least two distinct areas, separated from each other by a partition (which may include, without limitation, a door, folding partition, partitioning wall or other structure), one of which areas shall be intended primarily as a sleeping area, and the other intended primarily as a sitting room which, however, may include a convertible sofa or day-bed which may be used as a sleeping accommodation. A Suite, for purposes of this Agreement, shall constitute a single unit notwithstanding

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   that the same may be partitioned and one or more of its component parts sold or rented as a separate guest accommodation. In any count of Suites in a hotel, a single sitting area may be considered with only one sleeping area notwithstanding that, in the hotel configuration in question, it may be combined with two or more sleeping areas to make more than one Suite configuration.

   "Termination Standard" shall have the meaning set forth in Section 6.1.

   "UFOC" shall mean the Uniform Franchise Offering Circular, or such other or additional written material required under applicable provisions of law to be delivered to prospective licensees of the Hawthorn Brand in connection with the granting of a Hawthorn License, together with the form thereof actually delivered from time to time by USFS, and all attachments and exhibits thereto.

   1.2 References. All references in this Agreement to particular sections or articles shall, unless otherwise expressly provided or unless the context otherwise requires, be deemed to refer to the specific sections or articles in this Agreement. In addition, the words "hereof", "herein", "hereunder", and words of similar import, refer to this Agreement as a whole and not to any particular section or article.

   1.3 Gender and Number. All pronouns or variations used herein shall, regardless of the pronouns actually used, be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may, in the context in which such pronoun is used, require.

                                  ARTICLE II

                               Grant of License

   2.1 Master License. Subject to the terms and conditions of this Agreement, HSA does hereby grant to USFS the exclusive right and license in the Development Area to (i) act as the franchisor of the Hawthorn System, including the right to make changes in the Hawthorn System; (ii) grant franchises and licenses for the development and operation of Hawthorn Brand hotels; (iii) use the Hawthorn System in connection therewith; and (iv) control the franchising, licensing, operations and development of Hawthorn Brand hotels, all in accordance with the terms and conditions of this Agreement, effective immediately and continuing until the earlier to occur of
(x) ninety-nine (99) years after the date hereof, and (y) the earlier termination of this Agreement in accordance with the provisions hereof. Licensees, including Affiliates of USFS, shall execute separate Hawthorn Licenses for

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each Hawthorn Brand hotel. In addition to the foregoing, and subject to the terms and conditions of this Agreement, HSA hereby further grants to USFS the exclusive right to be franchisor of the Hawthorn Brand in connection with any Additional Hawthorns, the specifications for which, if any, shall be prepared by USFS; provided, however, that before licensing any party to utilize the Additional Hawthorn, USFS shall have obtained the approval of HSA to (a) the name of the Additional Hawthorn, and (b) the specifications for the lodging product and the use of said name. Upon expiration of the ninety-nine (99) year term hereof, and provided this Agreement shall not have been sooner terminated in accordance with Section 6.5, HSA shall sell, assign, transfer, convey, remise, release and transfer to USFS the entire Hawthorn System, and all estate, right, title and interest of HSA therein, without further consideration, with usual and customary warranties and representations relating to HSA acts, in return for which USFS shall assume any liabilities or obligations with respect thereto that relate to the period on and after the date of such transfer (including, without limitation, liabilities arising on or after said date under contracts existing as of such date).

   2.2 Assignment of Existing Licenses, Reservation Agreement and Contracts. HSA does hereby, effective on and as of the date hereof, and without further consideration, sell, assign, transfer, set over and convey unto USFS (without representation or warranty of any kind other than as herein expressly set forth) all of the estate, right, title and interest of HSA in and to the Reservation Agreement, the Contracts and all then Existing Licenses, the foregoing to include, without limitation, the right to receive all royalties, license fees, reservation and marketing fees and charges, and assessments which may become due and owing, and which relate to hotel operations, on or after the date hereof, subject only to the express provisions of this Agreement. USFS shall, and does hereby, agree to assume and pay, perform and discharge all of the liabilities and obligations of HSA under and with respect to the Existing Licenses, the Reservation Agreement and the Contracts that accrue and relate to events occurring, on or after the date hereof. Notwithstanding the foregoing, HSA, for itself and its Affiliates, hereby expressly reserves all of its rights and interests under and with respect to
(i) all management contracts relating to any Managed Hotels and all fees or other amounts required to be paid thereunder; (ii) any direct or indirect ownership or mortgage interests in any hotel now or at any time hereafter operated as part of the Hawthorn System (such interests to include, without limitation, direct ownership of such hotel or hotel mortgage, or the ownership of stock, partnership or joint venture interests, interests in limited liability companies and the like, in entities owning or controlling any such hotels or such hotel mortgages); and (iii) any ownership interest of HSA or any Affiliate of HSA in Hawthorn Suites Management Corp., or any other Person engaged primarily in the business of hotel management, as opposed to licensing or franchising.

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   2.3 Future Hawthorn Licenses. Pursuant to the right, power and authority granted to USFS hereunder, during the term of this Agreement all future licenses of Hawthorn Brand hotels anywhere in the Development Area shall be granted (if at all) solely and exclusively by USFS in accordance with the provisions of this Agreement, and HSA, for itself and its Affiliates, agrees that it shall not at any time, on or after the date hereof (and for so long as this Agreement shall remain in effect), grant, or permit any other Person to grant, any further or additional licenses of Hawthorn Brand hotels anywhere in the world.

   2.4 Relationship to Hyatt Hotels. Hyatt Corporation ("Hyatt"), is a corporation which, directly and through its subsidiaries and other Affiliated entities, owns, operates and manages a chain of hotels under the "Hyatt" name and provides to such Hyatt hotels and others related services such as purchasing, computer services, technical assistance services, reservation services, special events planning and other such services. Hyatt and HSA, through contract and other direct and indirect means, are related entities, both engaged in the lodging industry. Accordingly, the parties hereto have agreed as follows with respect to Hyatt:

   (a) Neither Hyatt, nor any Affiliates of Hyatt, shall be limited or restricted (i) in its ownership, financing, operation, licensing, franchising or management of the "Hyatt" chain of hotels, or any other hotels (excluding only those operated under the "Hawthorn Brand") in which Hyatt, HSA or their respective Affiliates may have an interest, or for whom services are performed whether or not any such hotels may compete with any Hawthorn Brand hotel, or (ii) in any of its other business activities whether or not related to the lodging or hospitality industries. Nothing in this Agreement (except the provisions of this Section 2.4) shall be deemed in any way to relate to Hyatt, the conduct of its business or its ownership or operation.

   (b) Hyatt has heretofore entered into management contracts, leases and the like containing covenants restricting the right of Hyatt, and its Affiliates, to own or operate hotels within a restricted area (and, usually, for a restricted period of time) defined in the governing documents, some of which provisions, by their terms, restrict or may be interpreted to restrict, the right or authority of HSA, or any licensee of HSA, to own, manage, license or operate hotels within the aforesaid restricted area (the "Restrictive Agreements"). HSA hereby represents, warrants and covenants that (i) Schedule I hereto contains a complete and accurate list of all Restrictive Agreements, describing in reasonable detail the duration, geographic scope and nature of such restrictions, (ii) other than the Restrictive Agreements set forth in
       Schedule I, there are no other Restrictive Agreements, and (iii) neither HSA, nor Hyatt, nor any of their Affiliates shall enter into any further Restrictive Agreements or agree to any amendments, modifications, extensions or renewals of any existing Restrictive Agreements which affect the Hawthorn System, without the prior written consent of USFS, which may be withheld in its sole discretion. Notwithstanding the previous sentence, neither HSA, nor Hyatt, nor any of its Affiliates shall be liable or responsible to USFS, or any Affiliate of USFS, or any licensee of USFS or its Affiliates, in the event it shall be determined that any of the Restrictive Agreements listed on Schedule I adversely affects the ability of USFS or its Affiliates or licensees to own, manage, operate or license any Hawthorn Brand hotel in the geographic areas identified on Schedule I.

       Prior to entering into any Hawthorn License that could reasonably be expected to violate any of the Restrictive Agreements listed on
       Schedule I, USFS agrees that it shall provide written notice of its intention to do so to HSA and HSA shall promptly (and in no event later than five (5) days following receipt of such notice from USFS) advise USFS whether or not the proposed Hawthorn License would violate any of the Restrictive Agreements listed on Schedule I. If HSA advises USFS that the proposed Hawthorn License would be in violation of a Restrictive Agreement, USFS agrees that it shall not grant the Hawthorn License until after expiration (if applicable) of the Restrictive Agreement in question. If, however, HSA either advises USFS in writing that no such Restrictive Agreement will be violated by the proposed Hawthorn License, or fails to respond, either affirmatively or negatively, to a notice from USFS as herein contemplated within the aforesaid period of five (5) days, the same shall be deemed a representation and warranty (the "Deemed Approval") by HSA that no such proposed Hawthorn License will be in violation of any Restrictive Agreement.

   (c) Hyatt and each franchisee and licensee of USFS are intended and shall be third party beneficiaries of the provisions of this Section 2.4.

                                  ARTICLE III

                                  Royalty Fees

   3.1 HSA Royalties. In consideration of the agreements herein contained, and subject to the provisions of Section 6.4(c) below, USFS shall, throughout the term of this Agreement, pay royalties ("HSA Royalty Fees") to HSA as follows:

   (a) Existing Hotels. One hundred percent (100%) of Franchise Royalty Fees, plus one hundred percent (100%) of termination fees (if any are actually received by USFS), paid to the licensor under all Existing Licenses, or any extensions or renewals thereof. USFS shall have the sole right in its discretion to determine whether any Existing License shall be extended or renewed. For purposes hereof, an Existing License shall be deemed to have been renewed or extended if, in addition to any amendment of the Existing License extending its term, a new Hawthorn License relating to the hotel in question shall be entered into with the licensee under the Existing License, or any Affiliate of the said licensee, or any Person (or Affiliate of any Person) who shall have acquired the existing hotel subject to the then Existing License. Solely for purposes of determining the amount of HSA Royalty Fees, the Shaner Hotels shall not constitute Existing Hotels, but shall be included in the rooms count of Hawthorn Brand hotels and HSA Royalty Fees shall be determined in accordance with Section 3.1(b) below, it being understood and agreed, however, that for all other purposes of this Agreement, all Shaner Hotels shall be deemed Existing Hotels.

   (b) Hawthorn Brand Hotels. With respect to all Hawthorn Brand Hotels, other than Existing Hotels, the amounts to be paid to HSA shall be one hundred one and one-one hundredth percent (101.01%) of the following amounts (all remaining amounts to be retained by USFS as its sole property):

       (1) Two-thirds (2/3rds) of Franchise Royalty Fees actually paid by each Hawthorn Brand hotel which in the aggregate contain the first three thousand six hundred (3,600) rooms; provided that if the Franchise Royalty Fee (expressed as a percentage of Gross Rooms Revenues) required to be paid under the applicable Hawthorn License is less than four percent (4%), then the amount to be paid to HSA with respect to such hotel (and only such hotel) shall be a portion of the Franchise Royalty Fees actually paid by such hotel that is equal to a fraction the numerator of which is two and two-thirds percent (2.67%) and the denominator of which is the stated Franchise Royalty Fee (expressed as a percentage of Gross Rooms Revenues) payable under the applicable Hawthorn License; plus

       (2) One-half (1/2) of Franchise Royalty Fees actually paid by each Hawthorn Brand hotel which in the aggregate contain the next three thousand one hundred fifty (3,150) rooms; provided that if the Franchise Royalty Fee (expressed as a percentage of Gross Rooms Revenues) required to be paid under the applicable Hawthorn License is less than four percent (4%), then the amount to be paid to HSA with respect to such hotel (and only such hotel) shall be a portion of the Franchise Royalty Fees actually paid by such hotel that is equal to a fraction the numerator of which is two percent (2%) and the denominator of which is the stated Franchise Royalty Fee (expressed as a percentage of Gross Rooms Revenues) payable under the applicable Hawthorn License; plus

       (3) Three-eighths (3/8ths) of Franchise Royalty Fees actually paid by each Hawthorn Brand hotel which in the aggregate contain the next two thousand one hundred sixty (2,160) rooms; provided that if the Franchise Royalty Fee (expressed as a percentage of Gross Rooms Revenues) required to be paid under the applicable Hawthorn License is less than four percent (4%), then the amount to be paid to HSA with respect to such hotel (and only such hotel) shall be a portion of the Franchise Royalty Fees actually paid by such hotel that is equal to a fraction the numerator of which is one and one-half percent (1.50%) and the denominator of which is the stated Franchise Royalty Fee (expressed as a percentage of Gross Rooms Revenues) payable under the applicable Hawthorn License; plus

       (4) One-third (1/3rd) of Franchise Royalty Fees actually paid by each Hawthorn Brand hotel which in the aggregate contain the next four thousand four hundred ten (4,410) rooms; provided that if the Franchise Royalty Fee (expressed as a percentage of Gross Rooms Revenues) required to be paid under the applicable Hawthorn License is less than four percent (4%), then the amount to be paid to HSA with respect to such hotel (and only such hotel) shall be a portion of the Franchise Royalty Fees actually paid by such hotel that is equal to a fraction the numerator of which is one and one-third percent (1.33%) and the denominator of which is the stated Franchise Royalty Fee (expressed as a percentage of Gross Rooms Revenues) payable under the applicable Hawthorn License; plus

       (5) One-fourth (1/4th) of Franchise Royalty Fees actually paid by each Hawthorn Brand hotel which in the aggregate contain all other hotel rooms; provided that if the Franchise Royalty Fee (expressed as a percentage of Gross Rooms Revenues) required to be paid under the applicable Hawthorn License is less than four percent (4%), then the amount to be paid to HSA with respect to such hotel (and only such hotel) shall be a portion of the Franchise Royalty Fees actually paid by such hotel that is equal to a fraction the numerator of which is one percent (1%) and the denominator of which is the stated Franchise Royalty Fee (expressed as a percentage of Gross Rooms Revenues) payable under the applicable Hawthorn License.

   Notwithstanding the foregoing, (i) if the application of the proviso contained in clauses (1) through (5) applicable to any particular Hawthorn License is greater than one hundred percent (100%), that percentage, applied to the amount actually received from the licensee under the Hawthorn License in question shall be paid to HSA and USFS shall be responsible for the difference between the amount actually paid by the said licensee and the amount required to be paid in accordance with the formula above set forth; and (ii) USFS shall have the right to provide to licensees or franchisees under Hawthorn Licenses allowances or royalty-free periods of not more than six (6) months during the initial term of such Hawthorn License and during each extension or renewal of the term thereof. HSA acknowledges and agrees that the provision of allowances or royalty-free periods by USFS will result in a reduction of the amount of Franchise Royalty Fees and HSA Royalty Fees and that the provision of such allowances or royalty-free periods shall not be deemed to be a reduction of the stated percentage royalty payable under the applicable Hawthorn License for purposes of this Section 3.1 or any other section of this Agreement.

   (c) "Gross Rooms Revenues" and "Franchise Royalty Fees" Defined. For purposes of this Section 3.1, and wherever else reference is made to these terms, (1) the term "Gross Rooms Revenues shall be as defined in the applicable Hawthorn License and, to the extent not inconsistent therewith, generally shall mean all amounts paid by or on behalf of hotel guests for the rental or occupancy of hotel rooms excluding (i) charges for other hotel services or other forms of hotel revenues including, without limitation, telephone charges, valet services, in-room entertainment, vending machines and store or merchandise sales or rentals; and (ii) sales, use or occupancy taxes relating solely to revenues for the use or occupancy of hotel rooms charged to and collected directly from hotel guests; and (2) the term "Franchise Royalty Fees" shall mean the franchise royalty fees actually received by USFS from licensees under Hawthorn Licenses (or any amounts actually received by USFS from licensees in lieu thereof), less out-of-pocket collection costs, gross receipts taxes payable by USFS thereon, and, with respect to Hawthorn Licenses relating to hotels in any jurisdiction in which USFS incurred expenses under
       Section 4.7 to protect its rights in the Intellectual Property in that jurisdiction, amounts necessary to reimburse USFS for such expenses, excluding, however, reservation, sales, marketing and advertising fees and expenses, initial license fees or other origination charges, franchisee assessments, termination fees and charges for specific services such as training, use of prototype plans and the like.

   (d) Rooms Count Determination. In determining whether Franchise Royalty Fees are attributable to the first 3,600 rooms or to some subsequent tranche of hotel rooms, the rooms count shall be arranged in chronological order beginning with the Hawthorn License which, as of the date of determination, represents the Hawthorn Brand hotel having then been opened and operating as part of the Hawthorn System for the longest time, and proceeding then in descending chronological order to the hotel which, as of the date of determination, has most recently been added to the Hawthorn System. The chronological order shall be recomputed as of the end of each calendar quarter to reflect new or additional Hawthorn Brand hotels added to the Hawthorn System since the end of the preceding quarter, or the deletion of a former member of the Hawthorn System either because of the expiration or earlier termination of the applicable Hawthorn License.

       Any Hawthorn Brand hotel (herein a "Suspended Hotel") whose operation, as of the date of determination, has ceased (either by reason of casualty, temporary condemnation, or construction or refurbishing activities) shall, so long as the applicable Hawthorn License shall remain in effect, be deemed part of the Hawthorn System, but shall not be included in the rooms count until such time (if ever) as its operations as part of the Hawthorn System are resumed. During the period of time that a hotel constitutes a Suspended Hotel, it shall be disregarded for purposes of determining room count or the chronological ordering of Hawthorn Licenses. Operations of a Hawthorn Brand hotel shall be deemed to have ceased

       (and the same shall constitute a Suspended Hotel) if, and for so long as, two-thirds (2/3rds) or more of its rooms formerly available for occupancy are not so available.

       The parties acknowledge that it is unlikely that arranging Hawthorn Licenses in chronological order will provide a cut off precisely at the rooms count contemplated above. Accordingly, the dividing line for a particular tranche shall be increased to that number of rooms corresponding to the last Hawthorn License necessary to be included in order to reach the required rooms count. For example, in determining the Hawthorn Licenses relating to the first 3,600 rooms, if the total rooms count for the chronologically oldest Hawthorn Licenses totals 3,500 hotel rooms, and if the next oldest Hawthorn License relates to a hotel containing 150 rooms, the first tranche shall be deemed to have been increased from 3,600 rooms to 3,650 rooms, the immediately succeeding tranche shall be reduced accordingly, and similar increases shall be made in each of the other tranches to the extent necessary in order that the dividing line can correspond to a particular Hawthorn License.

       All calculations and determinations of rooms count shall be as of the last day of the calendar quarter for which HSA Royalty Fees are being calculated. With respect to any Hawthorn License granted a royalty free period, the hotel with respect thereto shall be included in the rooms count only as of the date when such royalty free period shall expire.

   (e) Defaulted Licenses. For purposes hereof, a "Defaulted License" shall mean any Hawthorn License under which, as of the date of determination of the amount of HSA Royalty Fees payable hereunder, the licensee has failed to pay the full amount of Franchise Royalty Fees required to be paid under such Hawthorn License for three (3) months (whether or not consecutive) in any period of six (6) consecutive months, for reasons other than the allowance or royalty-free period which may have been granted to the licensee as contemplated by Section 3.1(b) above. Any hotel operating under a Defaulted License shall, until such time as the applicable Hawthorn License shall have been terminated, be deemed part of the Hawthorn System, but shall not be included in the rooms count until such time (if ever) as the licensee thereunder shall have cured all previous payment defaults in full. So long as a Hawthorn License constitutes a Defaulted License, it shall be disregarded for purposes of determining rooms count or the chronological ordering of Hawthorn Licenses. If the default is cured, in whole or in part, by an amendment to the applicable Hawthorn License changing the structure of the Franchise Royalty Fees payable thereunder, or by waiver, in whole or in part, of Franchise Royalty Fees required to be paid (as opposed to settlement of a dispute as to the required amount), the said Hawthorn License shall, for all purposes of this Article III, be deemed a new Hawthorn License with an effective date as of the date of any such amendment, modification or waiver.

   (f) Terminated Licenses. Any Hawthorn License which, as of the date of determination of rooms count, has been terminated, whether by USFS or by the licensee thereunder, and regardless of whether the termination is being contested, shall, for rooms count purposes, be deemed a terminated Hawthorn License until the same shall have been reinstituted, if at all, by court order or agreement of the parties, and the provisions of Section 3.2 below shall govern the payments to HSA with respect thereto. The foregoing shall apply to any Hawthorn License that the hotel in question continues to operate as part of the Hawthorn System during the pendency of any termination dispute.

   3.2 HSA Royalty Fees with Respect to Out of System Hawthorn Licenses. For purposes hereof, the term "Out of System Payments" shall mean any collections of Royalty Fee Payments by USFS pursuant to a Hawthorn License which, as of the date of determination, relates to a hotel or hotels not included, as of such date, in the rooms count of Hawthorn Brand hotels, less out-of-pocket collection costs and gross receipts taxes payable by USFS therefrom. With respect to Out of System Payments, the amount of the HSA Royalty Fee shall be equal to that amount which would have been payable to HSA hereunder had the hotels to which the Out of System Payments relate been chronologically the hotels most recently added to the Hawthorn System.

   3.3 Other Fees Property of USFS. Except as expressly provided herein, all fees, charges, payments, assessments or other amounts payable under any Hawthorn License shall be payable to USFS and may be retained by USFS as its sole property, including, without limitation, reservation or marketing fees, joint advertising charges, training charges and the like, it being understood and agreed that the provisions of this Article III shall relate solely to Franchise Royalty Fees.

   3.4 Time and Manner of Payment. Payment of HSA Royalty Fees shall be made, in lawful money of the United States, not later than twenty (20) days following the end of each calendar quarter and shall relate to Gross Rooms Revenues and Franchise Royalty Fees for Hawthorn Brand hotels actually realized by the licensee or collected by USFS, as the case may be, during the preceding calendar quarter. All payments of HSA Royalty Fees shall be accompanied by a report (the "Quarterly Report") setting forth, in reasonable detail, and with respect to each separate Hawthorn License, (i) the amount of Gross Rooms Revenue received by each such Hawthorn Brand hotel; (ii) the amount of Franchise Royalty Fees received by USFS with respect to each Hawthorn License; (iii) the number of hotel rooms in each Hawthorn Brand hotel as of the end of the preceding quarter; (iv) the identity of each Suspended Hotel;
(v) the amount of collections by USFS of Out of System Payments during the preceding quarter; and (vi) a chronological listing of all Hawthorn Licenses in existence as of the last day of such calendar quarter. Each Quarterly Report submitted to HSA in accordance with the provisions of this Section 3.3 shall be certified on behalf of USFS by its Chief Financial Officer as being true and correct in all material respects. For all purposes hereunder, the rooms count, the chronological ordering of Hawthorn Licenses, and the number of available guest rooms, shall be made as of the last day of the calendar quarter as to which each Quarterly Report shall relate.

   3.5 Books and Records; Audit.

   (a) USFS agrees that it shall maintain accurate books and records sufficient, for all purposes, for the preparation of Quarterly Reports, and to verify the information contained therein, and otherwise to calculate the HSA Royalty Fees required to be paid by USFS to HSA pursuant hereto. USFS agrees that it shall grant to HSA, and each of its agents, accountants, employees and other authorized representatives executing a customary confidentiality agreement in form and substance reasonably satisfactory to USFS, full and complete access to all books and records of USFS relating to the Hawthorn Brand, and the revenues and income received therefrom by USFS. To the extent such information is contained in electronic storage media, USFS agrees to provide, upon request of HSA and at the sole cost and expense of USFS, hard copies of all such data. All such materials shall be maintained by HSA strictly in accordance with the provisions of Section 7.11 and shall be returned to USFS promptly upon written demand therefor. Any investigation conducted by HSA or its Affiliates, employees or agents shall be upon reasonable prior written notice and during normal business hours and shall be conducted in a manner so as to minimize disruption of the operations of USFS and its employees and agents.

   (b) HSA shall have the right once during each twelve (12) month period, directly and through representatives appointed by it executing a customary confidentiality agreement in form and substance reasonably satisfactory to USFS, to audit the books and records of USFS for any period or periods during the three (3) full fiscal years next preceding the date of such audit that have not previously been so audited to the extent the same relate to Hawthorn Licenses or other activities of USFS under or pursuant to this Agreement, all at the sole cost and expense of HSA except as otherwise hereinafter expressly provided. If, as a result of any such audit, it shall be determined that the amount of HSA Royalty Fees theretofore paid to HSA pursuant hereto is less than the amount required to have been paid, USFS shall promptly remit the deficiency to HSA together with interest thereon at the rate of Prime (as reported by The Wall Street Journal) plus two percent (2%) per annum from the date on which payment was otherwise due to the actual date of payment thereof. If, however, it shall be determined that the amounts actually paid by USFS to HSA were greater than the amounts otherwise required to be paid hereunder, the overpayment shall be credited against the next payment of HSA Royalty Fees coming due by USFS to HSA without, however, any interest thereon. In addition, if any such audit discloses an underpayment to HSA for any one of the calendar quarters being audited of five percent (5%) or more, USFS shall promptly reimburse HSA for all reasonable costs and expenses incurred by HSA in conducting such audit for all quarters then being audited.

                                  ARTICLE IV

                             Operating Covenants

   4.1 Grant of Licenses. USFS shall have sole, exclusive and complete control and authority over all aspects of the commercial development of the Hawthorn Brand and the franchising, licensing and operation of the Hawthorn System, subject, however, to the express terms and provisions of this Agreement. Without limiting the generality of the preceding sentence, USFS shall have full control, authority and discretion (subject in all cases to compliance with the express provisions of this Agreement) to (i) grant Hawthorn Licenses, except that with respect to the Shaner Hotels, USFS shall issue the same in accordance with, and subject to the terms and provisions of, Section 4.9(g); (ii) make any election not to grant a Hawthorn License;
(iii) establish the terms and conditions of all Hawthorn Licenses granted by USFS, including, without limitation, the amount of Franchise Royalty Fees, initial license fees, assessments and other fees and charges required to be paid by licensees, together with additional charges for specialized services such as marketing and reservations which may not, however, be intended as charges in lieu (in whole or in part) of Franchise Royalty Fees or exceed in amount the reasonably estimated costs to USFS of providing such services; provided, however, HSA shall have the right to approve any Franchise Royalty Fee in excess of five percent (5%) of Gross Rooms Revenues or any application fee in excess of the lesser of Seven Hundred Fifty Dollars ($750) per room or Seventy-Five Thousand Dollars ($75,000); (iv) establish performance and operating standards required to be met by licensees under Hawthorn Licenses;
(v) make any elections with respect to enforcement of Hawthorn Licenses including elections to institute proceedings against licensees, terminate or cancel licenses, or to waive or grant consents with respect to any Hawthorn License; (vi) develop and implement standards of operations, construction and furnishing for Hawthorn Brand hotels, except that such standards with respect to Existing Hotels shall not be varied by USFS from those required under Existing Licenses; (vii) establish the direction and strategy for development, operations and design of the Hawthorn Brand; and (viii) make any elections to advertise and promote the Hawthorn Brand. Notwithstanding the foregoing, in the event HSA or any of its Affiliates shall at any time on or after the Effective Date construct any hotel which it proposes to operate as part of the Hawthorn System, USFS agrees to grant to HSA or its said Affiliate a Hawthorn License on terms and conditions (including royalty, license and other fees and charges) not less favorable to HSA or its said Affiliate than those then being offered to other licensees, subject however to the following: (x) the hotel being constructed shall meet all quality, construction and operating standards then applicable to Hawthorn Brand hotels; (y) the issuance of the Hawthorn License shall not violate any restrictive agreements to which USFS shall then be a party or general "impact" policy of USFS at the time; and (z) USFS shall not then have received, or is not reasonably expecting to receive within ten (10) days, an application for a Hawthorn License which would, if issued, be violated by the issuance to HSA.

   4.2 Promotion and Enhancement of Hawthorn Brand. USFS agrees to use all reasonable efforts to promote the Hawthorn Brand and to maximize Franchise Royalty Fees. In promoting the Hawthorn Brand, and in the development and operation of the Hawthorn System, USFS agrees that it will use commercially reasonable efforts to preserve the good will of the Hawthorn Brand and the Hawthorn System. Accordingly, USFS agrees that it shall at all times faithfully, honestly and diligently perform its obligations hereunder and continuously exert its reasonable efforts to promote and enhance the development and operation of Hawthorn Brand hotels and the Hawthorn System within the Development Area and use reasonable efforts to seek out and recruit high quality licensees. At all times, USFS will use reasonable efforts to seek to maintain a high quality standard applicable to the Hawthorn Brand and that it will not change the standards relating to operations, construction and furnishing required by Existing Hotels beyond what is currently required under Existing Licenses. Upon written request from time to time from HSA (not to exceed once per year), USFS agrees to disclose to HSA all ideas, concepts, methods, techniques, products and services relating to the development and operation of Hawthorn Brand hotels conceived or developed by USFS or its Affiliates, or by any licensees of Hawthorn Brand hotels during the Term, all of which shall be and become part of the Hawthorn System, shall be covered by the license granted hereunder, shall be held confidential by HSA throughout the term hereof, and shall not be used for any other purpose.

Neither HSA nor any of its Affiliates shall have any liability or obligation to incur any costs or expenses in connection with promotion of the Hawthorn Brand. USFS shall, at all times, have not less than fifteen (15) full time sales persons (including corporate and regional supervisory personnel) seeking to sell Hawthorn Licenses and licenses for Microtel Brand Hotels. If USFS engages in franchising or licensing of either or both of a Limited Service Brand, or licensing or other activities in non-lodging industries, it shall engage in such businesses only with sales persons and corporate and regional supervisory personnel who are not involved in the sales or promotion of the Hawthorn System or the Microtel System, or, if such personnel are involved with the Hawthorn Brand or the Microtel Brand, USFS shall increase the number of personnel engaged in the selling of franchises or licenses to a sufficient number so that there shall, on a full time basis, at all times be the equivalent of 15 persons devoted to the sales and promotion of licenses relating to the Hawthorn Brand and the Microtel Brand. In determining the full time equivalence of personnel, HSA and USFS shall meet from time to time to assess the number of persons and their deployment to determine compliance with the requirements of this Section. Any decision by USFS regarding the number of personnel constituting fifteen full time equivalents shall be subject to approval of HSA, not to be unreasonably withheld, until such time as Hawthorn Brand Saturation shall have been achieved, after which the decisions regarding full time equivalents shall be within the discretion of USFS. If any required sales or supervisory positions shall become vacant, USFS shall have not more than ninety (90) days in which to fill such position.

   Without in any way limiting the generality of any of the provisions of this Section 4.2, USFS agrees that it shall spend not less than One Hundred Thousand Dollars ($100,000) in each of 1996 and 1997 for hotel marketing expenditures (other than payroll and payroll related expenses) to promote the Hawthorn Brand. For purposes of the preceding sentence, marketing expenditures shall include only direct expenses incurred in connection with marketing activities, such as advertising, sales brochures and the like, but shall not include any general or corporate overhead (or allocations thereof) or costs attributable to specific Hawthorn Licenses or proposed or prospective Hawthorn Licenses such as the cost of negotiating Hawthorn Licenses, preparation of any UFOC, required franchise filing, registration or reporting fees, or sales or other commissions paid in connection with the execution of delivery of any Hawthorn License.

   4.3 Compliance with Law. In all of its activities under or pursuant to this Agreement, USFS shall, at its sole cost and expense, comply in all material respects with applicable provisions of law; provided, however, the foregoing shall not apply unless the failure to comply with law has a material adverse effect on the financial condition of the Hawthorn System, or unless the failure to comply by USFS constitutes a material violation of law. Without in any way limiting the generality of the foregoing, USFS shall (i) prepare and deliver, on a timely basis, all required UFOCs and related materials required to be delivered to prospective franchisees or licensees, and any required supplements or amendments thereto (subject to prior written approval of HSA which shall not be unreasonably withheld, conditioned or delayed); (ii) with respect to any Existing Licenses, where required by law in the reasonable opinion of HSA, prepare and deliver to the franchisees and licensees thereunder (subject to prior written approval of HSA which shall not be unreasonably withheld, conditioned or delayed) supplements or amendments to the UFOCs and other required materials theretofore delivered to said licensees or franchisees describing the transfer of the Existing License in question to USFS, making additional disclosures as required by law; and (iii) make all reports and filings required under applicable law except where the failure to comply with any of the foregoing would not have a material adverse effect on HSA or the Hawthorn System; provided, however, HSA shall have no such approval right at such time as Hawthorn Brand Saturation has been reached.

   4.4 Restrictive Covenants.

   (a) Subject to the limitations and conditions hereinafter set forth, USFS, for itself, and on behalf of any present or future Affiliate of USFS, hereby agrees that neither USFS nor any such Affiliate shall (A) for a period of two
(2) years from the Effective Date, engage in any licensing or franchising business of any kind or manner whatsoever excepting only the licensing or franchising of (i) Microtel Brand hotels (including, without limitation, Microtel Suite/Hotels); (ii) Hawthorn Brand hotels in accordance with the provisions hereof; (iii) Limited Service Brand hotels; and (iv) commencing one (1) year after the Effective Date (and not prior thereto) licensing or franchising of business operations which do not include hotel or lodging facilities; and (B) without complying with Section 4.4(d), license or franchise a Hotel Brand relating to All Suites Hotels during the term of this Agreement and for a period of six (6) months thereafter. With respect to Mid-Priced Brand hotels, the restriction above provided shall restrict any announcements with respect to the proposed licensing activity, preparation (or commencement of preparation) of any UFOC with respect thereto or negotiation with prospective licensees with respect to licenses or franchises to be issued, until after the occurrence of the second anniversary of the Effective Date. The provisions of clause (B) above shall survive the termination of this Agreement.

   (b) The parties hereto acknowledge that the restrictions set forth in
Section 4.4(a) above are reasonable in scope and time and are necessary in order that HSA can be reasonably assured of achieving the benefits it intends to achieve by entering into this Agreement. The parties further acknowledge that any breach of the foregoing restrictions by USFS shall be material, and will result in material damage to HSA which cannot reasonably be remedied solely by the payment of money damages. Accordingly, USFS, for itself and on behalf of any Person now or at any time hereafter constituting or becoming an Affiliate of USFS, that HSA shall be entitled to appropriate equitable relief in connection with any breach or threatened breach of provisions of Section 4.4(a) above, USFS, for itself and on behalf of any of its aforesaid Affiliates, hereby waiving the requirement of the posting of any bond or other surety in connection with any such proceedings.

   (c) Nothing herein contained shall limit or restrict the right of USFS or any Affiliate of USFS to license or franchise the Microtel Brand in connection with Microtel Brand hotels (including, without limitation, Microtel Suite Hotels).

   (d) Notwithstanding the foregoing provisions of this Section 4.4, but subject to the provisions of this subsection (d), USFS shall be relieved of all of its obligations under Section 4.4(a) at such time as Hawthorn Brand Saturation shall have been achieved. If at any time during the term of this Agreement USFS intends to license or franchise a Hotel Brand relating to an All Suites Hotel in violation of the provisions of Section 4.4(a) but in the reliance on provisions of the preceding sentence, it shall so notify HSA thereof in writing not less than fifteen (15) days prior to the execution of any franchise or license setting forth (i) the name of the Hotel Brand to be licensed, (ii) the location of the initial licensed hotel or hotels, (iii) a description in reasonable detail of the Hotel Brand in question including its intended marketing niche (such as, the anticipated average daily rate, the anticipated costs of construction of hotels of the Hotel Brand in question, the facilities expected to be included in hotels of the Hotel Brand, such as food and beverage outlets, meeting space, recreational and banquet facilities, and the like); and (iv) the assessment of USFS of the competitive impact of the Hotel Brand in question on the Hawthorn Brand. Such information shall be maintained strictly in accordance with Section 7.11 and shall be used by HSA solely for purposes of evaluating whether to exercise its rights under this Section 4.4(d) and for no other purpose.

   Upon receipt of any such written notice from USFS, HSA shall have the right, by written notice (the "Sale Notice") to USFS delivered at any time within thirty (30) days after receipt of the aforesaid notice from USFS, and subject to the provisions of this Section 4.4(d), to cause USFS to purchase the "Hawthorn Assets" for the "Selling Price" (both of the above-quoted terms being as defined in subsection (e) below). If HSA fails to deliver the Sale Notice within the aforesaid period of thirty (30) days, its right to cause the sale of the Hawthorn Assets to USFS pursuant to the provisions of this
Section 4.4(d) shall terminate. If, however, HSA shall deliver the Sale Notice on a timely basis as herein contemplated, the delivery thereof shall constitute a binding agreement between HSA and USFS for the purchase and sale of the Hawthorn Assets at the Selling Price and upon the terms and conditions set forth below, provided that, within fifteen (15) days after delivery of the Sale Notice, USFS may, by written notice to HSA, withdraw its intention to license or franchise a Hotel Brand relating to All-Suites Hotels, in which case it shall not be obligated to purchase the Hawthorn Assets as provided in this
Section 4.4(d). If USFS shall subsequently intend to license or franchise a Hotel Brand of All-Suites Hotels, it shall do so only after once again complying with this Section 4.4(d).

   Any sale of the Hawthorn Assets made pursuant hereto shall be upon the following terms and conditions: (i) closing shall take place sixty (60) days after delivery of the Sale Notice; (ii) the sale shall be with customary representations and warranties by HSA which, where appropriate, will be to the Knowledge of HSA, including, without limitation, a warranty by HSA that the Hawthorn Assets being transferred to USFS are free and clear of any liens, claims, charges or encumbrances of any kind or nature; (iii) any required disclosures to licensees, amendments to UFOCs, or other reports, notices, filings or registrations required in connection with the sale of the Hawthorn Assets shall be the sole responsibility, and the sole cost, of USFS;
(iv) HSA Royalty Fees, and any other amounts required to be paid pursuant to the provisions of this Agreement, shall be prorated as of the closing date and paid promptly after collected; (v) this Agreement shall, concurrently with the closing, terminate, except that all indemnities shall continue with respect to events occurring or matters arising prior to the closing date; and
(vi) USFS shall indemnify, defend (with counsel selected by HSA) and hold HSA and its Affiliates completely free and harmless of and from any and all manner of all claim, loss, damage, liability or expense (other than transfer taxes) in any way relating to the Hawthorn System arising, accruing and relating to events occurring from and after the closing date of such sale.

   (e) For purposes hereof, the term "Hawthorn Assets" shall mean and include any and all right, title and interest of HSA and its Affiliates in and to the assets relating to the Hawthorn Brand and the Hawthorn System (including the Intellectual Property), but shall exclude any direct or indirect interest of HSA, or any of its Affiliates, in any of the hotels which are operated as part of the Hawthorn System, or in, to or under any management agreements relating to any such Hawthorn Brand hotels.

   For purposes hereof, the term "Selling Price" shall mean ten times the amount of HSA Royalty Fees earned or accrued by HSA hereunder during the twelve full calendar months next preceding the date of the delivery by HSA of the Sale Notice.

   4.5 Managed Hotels. HSA and its Affiliates shall continue to have the right to manage and operate any hotels, including specifically but without limitation, Hawthorn Brand hotels, and any other hotels now or at any time hereafter managed or operated by HSA or its Affiliates. HSA and its Affiliates shall have no obligation or liability to include any hotels hereafter managed by HSA or its Affiliates in the Hawthorn System, and USFS shall have no liability or obligation to grant any Hawthorn License to any hotels managed or operated by HSA or its Affiliates. Management fees payable under any management agreements with HSA or its Affiliates shall be the sole property of HSA, and neither the management agreements nor the income therefrom, shall be included as part of the Hawthorn System.

   4.6 Reservations.

   (a) The Hawthorn System includes the right of all Hawthorn System hotels to participate in the reservation system under Reservation Agreement. The assignment of the Hawthorn System to USFS as hereinabove provided includes all right, title and interest of HSA under the Reservation Agreement, and the assumption by USFS of the obligations and liabilities of HSA thereunder arising, accruing and relating to events occurring on and after the date hereof, it being the understanding and agreement of the parties hereto that any consent of third parties to the transfer and assignment of the Reservation Agreement shall have been obtained prior to the date hereof. Charges for reservation services shall be paid by licensees in accordance with the Hawthorn License to be entered into between USFS and the proposed licensee, except that charges for Existing Hotels shall be made in accordance with the Existing Licenses.

   (b) Subject to the provisions of the Reservation Agreement to be assumed by USFS, and subject to the provisions of the various Hawthorn Licenses, USFS shall have the right, at its discretion, to change the provisions applicable to the reservation system, the reservation provider, or any other aspects of the reservation system in its discretion.

   4.7 Foreign Rights. HSA has heretofore advised USFS, and USFS does hereby acknowledge, that trademark, trade name and copyright registrations have been filed and obtained by HSA only in the jurisdictions referred to in Schedule 7.2(d)(3). In the event USFS elects to license Hawthorn Brand hotels in any jurisdiction within the Development Area in which Intellectual Property registration has not been obtained, USFS shall have the right, at its expense, to make or cause HSA to make such filings or registrations as it deems necessary in order to protect the rights of USFS and HSA in the Intellectual Property in the jurisdiction in which Hawthorn Licenses are to be granted, it being understood and agreed that any such registrations or filings shall be for the benefit of, and shall, upon the effectiveness thereof, constitute part of, the Hawthorn System. Throughout the term of this Agreement HSA agrees that it shall not, and shall not license or authorize any other Person to, grant licenses either within or outside the Development Area relating to Hawthorn Brand hotels, and USFS agrees that it shall not license or franchise the Hawthorn Brand in any such other jurisdictions except as part of the Hawthorn System and in accordance with the provisions of this Agreement.

   4.8 Additional HSA Covenants. In addition to each of its other covenants, agreements and obligations herein set forth, HSA, for itself and its present and future Affiliates, hereby covenants and agrees as follows:

   (a) At the request of USFS during the term of this Agreement HSA shall share with USFS the management and other expertise and tactics specific to the Hawthorn Brand which it has accumulated in licensing and operating the Hawthorn System.

   (b) For as long as this Agreement is in effect, HSA shall, and shall cause its Affiliates to, cooperate with USFS, its Affiliates and their representatives and counsel, in the preparation of any documents or other materials in connection with the Hawthorn System that may be reasonably required by any governmental authority, including, without limitation, any filings with federal or state franchise authorities. All reasonable out-of-pocket costs or expenses incurred by HSA in complying with the provisions of this Section 4.8 shall be paid or reimbursed to HSA by USFS upon presentation of proper documentation therefor.

   (c) For as long as this Agreement is in effect, HSA will promptly notify USFS in writing upon becoming aware of any investigations, lawsuits, claims or proceedings relating to the Hawthorn System that, after the date hereof, are commenced or threatened against HSA or the Hawthorn System.

   4.9 Additional USFS Covenants. In addition to each of its other covenants, agreements and obligations herein set forth, USFS, for itself and its present and future Affiliates, hereby covenants and agrees as follows:

   (a) For so long as this Agreement is in effect, USFS shall promptly notify HSA in writing upon becoming aware of any investigations, lawsuits, claims or proceedings relating to the Hawthorn System that, after the date hereof, are commenced or threatened against or with respect to the Hawthorn System.

   (b) Attached hereto as Exhibit B is a form of license agreement substantially in the form which USFS proposes to use in connection with its franchising activities hereunder and which shall constitute future Hawthorn Licenses. HSA hereby approves the form of License Agreement substantially in the form attached hereto as Exhibit B. All ancillary agreements and documents, including operating and other relevant standards relating to the Hawthorn Brand, shall be subject to the approval of HSA, which approval shall not be unreasonably withheld or delayed. The form of license agreement shall not be altered in any material respect by USFS without the approval of HSA, which approvals shall not be unreasonably withheld or delayed. The provisions of this Section 4.9(b) shall terminate and be of no further force or effect, on and after Hawthorn Brand Saturation.

   (c) USFS or its Affiliates shall diligently and continuously monitor, and strictly enforce, compliance by licensees with the provisions of Sections 3(A), 3(B), 5(C) and 1O(D) of the form of the Hawthorn License attached hereto as Exhibit B.

   (d) USFS, by itself or through its Affiliates, or as part of the provisions of Hawthorn Licenses, agrees to maintain insurance necessary to comply with all legal requirements concerning insurance and to maintain general liability insurance against claims for bodily and personal injury, death and property damage caused by or occurring in connection with the conduct of USFS's business pursuant to this Agreement. Such insurance shall be maintained under one or more policies of insurance containing minimum liability and types of coverages appropriate in the Development Area. Each policy of general liability insurance shall name HSA, and such of the Affiliates of HSA as shall be designated in writing by HSA, as additional insureds, such coverage to contain a waiver of all subrogation against HSA, its Affiliates, and their successors and assigns. To the extent of any extra costs incurred by USFS by reason of adding HSA as an additional insured, the amount of such extra costs shall be borne and paid for by HSA. USFS shall furnish to HSA annually a copy of the certificate of insurance or other evidence requested by HSA confirming that such insurance coverage is in force. HSA shall have no right or obligation to prescribe types or amounts of insurance coverage and shall have no liability or obligation to USFS, or any third party, for failure to do so.

   (e) USFS or its Affiliates shall maintain and preserve at its principal office full, complete and accurate records and reports pertaining to the development and operation of the Hawthorn System and the performance by USFS of its obligations hereunder.

   (f) USFS shall not use the Intellectual Property as part of any corporate name or with any prefix, suffix, or other modifying words, terms, designs or symbols, or in any modified form, nor may USFS use any of the Intellectual Property in connection with the performance or sale of any other services or products or in any other manner not expressly authorized hereunder or otherwise in writing by HSA. HSA hereby approves of the corporate name "Hawthorn Suites Franchising Inc." by USFS or any subsidiary of USFS.

   (g) USFS agrees that it shall grant Hawthorn licenses as required from time to time under the terms of the Shaner Agreement. All such licenses granted in satisfaction or partial satisfaction of the obligations of the Shaner Partnership under the Shaner Agreement shall constitute Existing Licenses (except as otherwise provided by Section
       3.1 above). Notwithstanding the foregoing, in the event the Shaner Partnership shall apply for or request the issuance of a Hawthorn License for a hotel which does not, for any reason, comply with the requirements of the Shaner Agreement, USFS shall have the sole and exclusive right to determine whether or not to grant the Hawthorn License being requested. If a Hawthorn License is issued by USFS in accordance with the provisions of the preceding sentence, the same shall constitute a Shaner Hotel only if HSA, in its discretion, determines that the same constitutes a Shaner Hotel and that, accordingly, the Shaner Partnership has fulfilled, to that extent, its obligation under the Shaner Agreement. If it is determined by HSA that a Hawthorn License granted to the Shaner Partnership constitutes a Shaner Hotel, said Hawthorn License shall constitute an Existing License for purposes hereof, except as otherwise provided in Section
       3.1 above. If, however, the hotel subject to the Hawthorn License is not considered a Shaner Hotel then the Hawthorn License so granted shall in no event, and for no purpose, be deemed an Existing License but simply a Hawthorn License issued in accordance with the provisions of this Agreement.

   4.10 Independent Contractors. It is understood and agreed by the parties hereto that this Agreement does not create a fiduciary relationship between HSA and USFS, that HSA and USFS are and shall be independent contractors, and that nothing in this Agreement is intended to make either party a general or special agent, joint venturer, partner or employee of the other for any purpose. Except as expressly authorized hereunder or in writing, neither HSA nor USFS shall make any express or implied agreements, warranties, guarantees or representations, or incur any debt, in the name of or on behalf of the other, or represent that their relationship is other than franchisor and sub-franchisor, and neither HSA nor USFS shall be obligated by or have any liability under any agreements or representations made by the other that are not expressly authorized in writing.

   4.11 Hawthorn Personnel. It is hereby understood and agreed that USFS shall have the right, at its option (but in no event shall be obligated) at any time on, prior to or after the Effective Date, to solicit any HSA employees for employment by USFS and no such solicitation or employment by USFS shall violate any rights of HSA or its Affiliates, and shall be without liability to USFS or its Affiliates.

   4.12 Regarding the Ad Fund.

   (a) Concurrently with the execution and delivery hereof, or as soon thereafter as reasonably practicable, HSA shall deliver, or cause to be delivered, to USFS, or as USFS shall direct, the entire remaining cash balance in the Ad Fund. USFS shall, or shall cause its Affiliate, to accept such deposit and to hold, operate and administer the Ad Fund, receive deposits thereto, and make expenditures therefrom, all in accordance with the provisions of the Existing Licenses. USFS also agrees that it shall, or shall cause its Affiliate, in all future Hawthorn Licenses granted by USFS or its Affiliates, to include appropriate provisions regarding the Ad Fund consistent with, and in accordance with, the provisions of the Existing Licenses. Any approval herein contained with respect to the form of the Hawthorn License to be used by USFS or its Affiliates in connection with licensing and franchising Hawthorn Brand hotels is conditioned upon, and on the express understanding of the parties that, all such Hawthorn Licenses shall contain appropriate provisions regarding Ad Fund as currently required under the Existing Licenses.

   (b) As soon as reasonably practicable after the date hereof, HSA shall deliver, or cause to be delivered to USFS, copies of all annual reports heretofore prepared with respect to the Ad Fund as required by the Existing Licenses. HSA agrees that it shall provide such other information as may be reasonably requested by USFS to enable it to prepare the annual reports for 1996. USFS agrees that it shall, out of funds available in the Ad Fund, pay all accrued liabilities as disclosed on the Accounting (as defined below) as and when requested by HSA. Any request for payment by HSA shall constitute a certification by HSA that the amounts being requested are due and payable, and that payment thereof from the Ad Fund represents an appropriate use of such funds in accordance with the provisions of the Existing Licenses.

   (c) HSA hereby represents and warrants to USFS and its Affiliates that all amounts received and expended from the Ad Fund with respect to matters arising or events occurring prior to the date hereof have been properly received and expended or accrued in accordance with the provisions of the Existing Licenses, that all information contained in the accounting of the Ad Fund's receipts, expenditures and liabilities heretofore delivered to USFS (the "Accounting") is true and correct in all material respects for all periods shown except that amounts for March 1996 are HSA's good faith estimate of actual amounts, and that all information in any annual report furnished by HSA to USFS hereunder is true and correct in all material respects, that HSA or its Affiliates, as appropriate, have administered the Ad Fund in all respects in compliance with the provisions of the Existing Licenses, and that there are no unreimbursed loans or advances to the Ad Fund by HSA or any of its Affiliates other than as set forth in the Accounting and that there are no commitments relating to the Ad Fund for any period after the date hereof.

   (d) USFS covenants and agrees that it shall pay or reimburse HSA, and each of the Affiliates of HSA, any loss, cost, damage, liability or expense which HSA or any of its said Affiliates may suffer and incur by reason of the administration of the Ad Fund after the date hereof and during the term of this Agreement (except with respect to matters for which USFS may be entitled to indemnity hereunder).

   (e) The parties hereto do hereby acknowledge that as of the date hereof there remains an outstanding and unreimbursed advance due from the Ad Fund to HSA, or an Affiliate of HSA, in the amount of approximately $169,000, subject to adjustment with respect to estimated amounts for the month of March 1996 but in no event to exceed $179,000. USFS agrees that it shall pay or reimburse HSA for the outstanding balance of such advance less the amount of any receivables reflected as assets on the Accounting ($154,489 in the aggregate) that have not been collected by December 31, 1996 without resort to litigation or extraordinary collection activity, without interest (such interest being hereby expressly waived and released by HSA for itself and on behalf of each of its Affiliates) out of funds available from time to time in the Ad Fund and in any event shall repay the full amount of the advance, if not sooner paid, not later than December 31, 1996.

                                  ARTICLE V

                                  Transfers

   5.1 Transfers by HSA. HSA shall not, without the prior written consent or approval of USFS, sell, transfer, assign, pledge, encumber, hypothecate, set over or convey any of its rights, obligations or interests hereunder or in the Intellectual Property or any part thereof or interest therein.

   5.2 Restrictions on Transfer by USFS. Except as otherwise herein expressly provided, USFS shall have no right, power or authority to sell, assign, transfer, pledge, encumber, hypothecate, set over or convey (any of the foregoing being herein collectively referred to as a "Transfer") all or any part of its right, title or interest in, to or under this Agreement, or in or to the Hawthorn Brand or the Hawthorn System, or any part or interest therein, either directly or indirectly, without the express written approval of HSA (which approval may be granted or withheld in the sole discretion of HSA). It is the intention of the parties that there shall be no indirect Transfer of this Agreement by USFS as a result of a "Change of Control" (as hereinafter defined) of USFS under any circumstances in which a direct Transfer of this Agreement would be prohibited or restricted. Accordingly, the provisions of this Article V with respect to any Transfer by USFS shall be equally applicable to a Change of Control, and all references herein to Transfers of this Agreement shall apply equally to any such Change of Control. Any Transfer made in violation of any of the provisions of this
Section 5.2, or any other provisions of this Article V, shall be void, except as otherwise hereinafter provided.

   5.3 Permitted Transfers. Notwithstanding the foregoing, the following shall constitute "Permitted Transfers" which may be made by USFS without the prior written consent of HSA and free of any restrictions on Transfer set forth in Section 5.2 (but subject to any restrictions, conditions or limitations hereinafter set forth):

   (a) Any Transfer made by USFS to any wholly-owned subsidiary of USFS, it being understood and agreed, however, that no such Transfer to a wholly-owned subsidiary shall, anything herein contained to the contrary notwithstanding, relieve USFS of any of its liabilities, obligations, duties or responsibilities hereunder; or

   (b) The granting of any sub-license by USFS to any wholly-owned subsidiary of USFS so long as the term of such sub-license shall not extend beyond the date on which any such subsidiary shall cease to be a wholly-owned subsidiary of USFS, it being understood and agreed, however, that in the event USFS shall grant a sub-license to any such subsidiary, such sub-license shall, for all purposes of this Agreement, be disregarded and shall not constitute a Hawthorn License; only licenses granted by said wholly-owned subsidiary pursuant to its authority under any sub-license shall be deemed to constitute a Hawthorn License for purposes hereof; or

   (c) Any grant of, and exercise of rights under, a security interest in this Agreement or any of the Hawthorn Licenses given as security for any indebtedness of USFS or any of its subsidiaries for money borrowed by USFS or any of its subsidiaries from the Person secured by such security interest; or

   (d) Any Transfer made by USFS at such time as the Royalty Reduction Standard shall be in effect and shall have been satisfied by USFS; or

   (e) Any transfer made at such time as any class of "equity securities" of USFS shall be registered under the United

       States Securities Exchange Act of 1934, as amended (the term "equity securities" to have the same meaning as set forth in the said Act); or

   (f) Any transfer made at such time as the number of Qualified License Agreements then in effect shall be sufficient to constitute Hawthorn Brand Saturation;

provided, however, no Transfer by USFS pursuant to subsections (c) through
(f), both inclusive, of this Section 5.3 shall be made to a Person who is not, as of the date of such Transfer, a "Qualified Transferee", and, provided further, no such Transfer (other than a Change of Control) shall be made unless the provisions of Section 5.5 below shall have been complied with. For purposes hereof, a "Qualified Transferee" shall mean a Person who (i) has a net worth (that is, stockholder's equity), exclusive of its interest in the Hawthorn System, equal to or greater than the net worth (stockholder's equity) of USFS as of the date of Transfer; (ii) has a generally good business reputation; and (iii) has not, and any Person or Persons in control of said Transferee has not been convicted of or indicted for, any criminal act or activity; provided, however, in the case of any Change of Control, the net worth test shall be deemed to have been met, notwithstanding the net worth of the Person acquiring controlling interest in USFS, so long as the transaction giving rise to the Change of Control, and any related transaction or transactions, shall not cause any reduction in the net worth of USFS to an amount less than the lesser of (i) the net worth of USFS as of the effective date of any such Change of Control, and (ii) Twenty-Five Million Dollars ($25,000,000). "Net worth" for purposes hereof shall include any redeemable preferred stock, including mandatorily redeemable preferred stock. In the case of any Person acquiring an interest in this Agreement from USFS as security for the payment of money or the performance of obligations, such Person need be a Qualified Transferee only at the time of said Person's acquisition of the security interest and not necessarily at the time of its acquisition of full rights of HSA hereunder whether upon foreclosure, transfer in lieu of foreclosure or otherwise.

   5.4 "Change of Control". As used in this Article V, and anywhere else in this Agreement where such term is referred to, the term "Change of Control" shall mean any transaction or series of related transactions whereby actual control of USFS shall be transferred to a Person or group of related Persons other than a Person who is, or is part of a group of related, Affiliated or associated Persons who are, currently shareholders of USFS, or to members of their immediate family (or trusts for their benefit, or the benefit of members of their immediate family, or both) (any such Person being herein referred to as a "Current Shareholder"). The immediate family of any person shall mean the spouse or any lineal ancestor or descendent of such person. For purposes hereof, "control" of USFS shall mean control in fact and may arise by virtue of the ownership or control of a majority of the voting rights in HSA (whether by ownership of equity interests, through a voting trust, by proxy or other means) or by contract or other arrangement in which control over the business and affairs of USFS is governed. Any change of equity ownership in USFS, or transfer of voting rights, to a Person or group of Affiliated, associated or related Persons (other than Current Shareholders) not then holding voting or other control interests in USFS, shall constitute a Change of Control if the transfer, regardless of the amount of voting or controlling interests so transferred, together with any other voting or controlling interests then held by the transferee Person or group of Persons, shall result in a Change of Control in fact.

   5.5 Assumption by Transferee. Upon any Transfer (other than a Change of Control or grant of a security interest), whether in violation of or compliance with the provisions of this Article V, the Transferee shall, by written instrument reasonably satisfactory in form and substance to HSA, assume, for the benefit of HSA, all of the duties, liabilities, obligations and responsibilities of USFS under this Agreement relating to any events occurring or matters arising on or after the effective date of any such Transfer. A fully executed copy of the aforesaid written instrument shall promptly be delivered to HSA in accordance with the provisions of this Agreement. Upon any Transfer made in strict compliance with all of the terms, covenants and conditions of this Article V, including, without limitation, delivery of the written instrument referred to in the preceding sentence, the Transferor shall be relieved of any further liability or obligation hereunder except with respect to matters arising or events occurring prior to the effective date of any such Transfer, as to which the Transferee shall remain fully liable for so long as any such covenants or obligations shall remain in effect in accordance with the terms of this Agreement.

                                  ARTICLE VI

                           Default and Termination

   6.1 Termination Standard. The following represents the "Termination Standard" to be adhered to by USFS:

   (a) not later than the first anniversary of the occurrence of the Effective Date, there shall be not less than ten (10) hotels subject to Qualified License Agreements which are in effect and in good standing on the said date; and

   (b) not later than the second anniversary of the occurrence of the Effective Date, there shall be not less than twenty (20) hotels subject to Qualified License

       Agreements, which are in effect and in good standing on the said date;

   (c) not later than the third anniversary of the occurrence of the Effective Date, there shall be not less than forty (40) hotels subject to Qualified License Agreements which are in effect and in good standing on the said date;

   (d) not later than the fourth anniversary of the occurrence of the Effective Date, there shall be not less than sixty (60) hotels subject to Qualified License Agreements which are in effect and in good standing on the said date;

   (e) not later than the fifth anniversary of the occurrence of the Effective Date, there shall be not less than eighty (80) hotels subject to Qualified License Agreements which are in effect and in good standing on the said date; and

   (f) not later than the sixth anniversary of the occurrence of the Effective Date, there shall be not less than one hundred (100) hotels subject to Qualified License Agreements which are in effect and in good standing on the said date.

   6.2 Royalty Reduction Standard. The following shall comprise the Royalty Reduction Standard for purposes of this Agreement:

   (a) not later than the first anniversary of the occurrence of the Effective Date, there shall be not less than twenty (20) hotels subject to Qualified License Agreements which are in effect and in good standing on the said date; and

   (b) not later than eighteen (18) months following the occurrence of the Effective Date, there shall be not less than thirty (30) hotels subject to Qualified License Agreements which are in effect and in good standing on the said date;

   (c) not later than the second anniversary of the occurrence of the Effective Date, there shall be not less than forty (40) hotels subject to Qualified License Agreements which are in effect and in good standing on the said date;

   (d) not later than the third anniversary of the occurrence of the Effective Date, there shall be not less than sixty-five (65) hotels subject to Qualified License Agreements which are in effect and in good standing on the said date;

   (e) not later than the fourth anniversary of the occurrence of the Effective Date, there shall be not less than ninety (90) hotels subject to Qualified License

       Agreements which are in effect and in good standing on the said date;

   (f) not later than the fifth anniversary of the occurrence of the Effective Date, there shall be not less than one hundred fifteen (115) hotels subject to Qualified License Agreements which are in effect and in good standing on the said date; and

   (g) not later than the sixth anniversary of the occurrence of the Effective Date, there shall be not less than one hundred forty (140) hotels subject to Qualified License Agreements which are in effect and in good standing on the said date.

   6.3 Default. USFS shall be deemed to be in default under the provisions of this Agreement upon the occurrence of any one or more of the following events and for so long as the same shall remain in effect:

   (a) As of any anniversary of the Effective Date, the Termination Standard shall not have been complied with, and such condition shall continue to and including the date of termination (if any) of this Agreement in accordance with the provisions of this Agreement. If, prior to (but not after) the delivery of a "Default Notice" (as defined below), the number of hotels in the Hawthorn System operating under Qualified License Agreements shall equal or exceed the number required to have been in effect on the immediately preceding anniversary date of the Effective Date, the same shall constitute a cure of the default and compliance with the applicable Termination Standard.

   (b) USFS shall have failed to fully satisfy, perform or discharge any one or more of its covenants or obligations under this Agreement (other than the Termination Standard or the Royalty Reduction Standard), and such failure shall continue for not less than thirty (30) days after written notice thereof from HSA to USFS setting forth specifically the manner in which USFS is in default hereunder.

   (c) As of any relevant date after the occurrence of the Effective Date, the Royalty Reduction Standard shall not have been complied with, such default to continue until such time as the number of hotels subject to Qualified License Agreements shall equal or exceed the number required in order to satisfy the Royalty Reduction Standard as of the immediately preceding relevant date after occurrence of the Effective Date.

   6.4 Remedies. In the event of the occurrence of any one or more defaults hereunder, HSA shall have the following rights and remedies:

   (a) In connection with any default under the provisions of Section 6.3(a), HSA shall have the right, in its discretion, to deem such default either a default under Section 6.3(a) or under Section 6.3(c), such election to be set forth in a written notice from HSA to USFS (the "Default Notice"). Until such time as a Default Notice shall have been delivered by HSA to USFS, and for so long as such default shall continue in effect, any such default shall be deemed a default under
       Section 6.3(c) and the rights and remedies of HSA shall be as provided in Section 6.4(c) below. The delivery of a Default Notice from HSA to USFS (during the continuance of any default under Section 6.3(a)) to the effect that HSA elects to treat such default as a default under
       Section 6.3(a) shall constitute an election by HSA to terminate this Agreement, and all of the rights and remedies of the parties hereto, such termination to become effective thirty (30) days after the delivery of the Default Notice from HSA to USFS notwithstanding that after the delivery of the Default Notice additional Qualified License Agreements shall have been entered into which, had they been in effect prior thereto, would have constituted a cure of the default.

   (b) Upon the occurrence of any event of default under Section 6.3(b) and expiration of the grace period applicable thereto, HSA shall have and may exercise all rights and remedies provided herein or at law or in equity, except that HSA shall have no right to terminate this Agreement by reason of any event of default under Section 6.3(b) unless specifically provided in Section 6.5.

   (c) Upon the occurrence of any event of default under Section 6.3(c) (including, without limitation, any event of default under Section 6.3(a) prior to the time that HSA delivers a Default Notice with respect thereto as hereinabove provided), the amount of the HSA Royalty Fees payable to HSA by USFS during the continuance of such event of default shall be increased by an amount determined by multiplying the "USFS Share" by a fraction the numerator of which shall be the number of additional Qualified License Agreements that would be required on the date of determination in order for USFS to comply with the applicable Royalty Reduction Standard (but in no event shall the numerator be greater than the denominator), and the denominator of which shall be the minimum number of Qualified License Agreements required to be in effect as of the date of determination in order that the Royalty Reduction Standard shall have been complied with. For purposes hereof the "USFS Share" shall mean the difference between:
       (i) the total Franchise Royalty Fees paid for the calendar quarter in question under all Hawthorn Licenses in effect as of the date on which the event of default shall have occurred, less (ii) the amount of HSA Royalty Fees required to be paid with respect to each such Hawthorn License. The increase herein provided for shall be in addition to the amount of HSA Royalty Fees otherwise required to be paid under Section 3.1.

The remedies forth above shall be the sole and exclusive remedies of HSA with respect to the occurrence of any default hereunder, subject however to the provisions of Section 4.4(b) and Section 6.5.

   6.5 Termination.

   (a) This Agreement may be terminated, by written notice delivered in accordance with the provisions hereof, at any time prior to the expiration of the Term by reason of the occurrence of any one or more of the following events:

          (i) Immediately, by mutual action of HSA and USFS set forth in a written instrument;

          (ii) At the election of HSA, exercisable by written notice delivered to USFS within thirty (30) days after receipt of written notice of, or, if no such written notice shall have been delivered, after receipt of actual knowledge of, the death, disability, retirement, resignation or inability to function (for any reason including termination of employment) of Michael Leven as Chief Executive Officer of USFS at any time prior to the occurrence of a Permitted Transfer under Section 5.3, or, if earlier, prior to the time that a Permitted Transfer may be made under Section S.3(d) or Section 5.3(f);

          (iii) At the election of HSA, exercisable by written notice delivered to USFS within thirty (30) days after receipt of written notice of, or, if no such written notice shall have been delivered, after receipt of actual knowledge of, a Transfer made in violation of the provisions of Article V;

          (iv) At the election of HSA in accordance with the provisions of
       Section 6.4(a); or

          (v) At the election of HSA, exercisable by written notice delivered to USFS, in the event of any breach or default by USFS in any material respect in the performance of its covenants, duties and obligations under Section 4.3 and

       Section 4.4 hereof which continues uncured for more than the period of grace applicable thereto and remains uncured on and as of the date of exercise by HSA of its right of termination as herein provided;

provided that any such termination shall become effective (A) immediately in the case of a termination under clause (a)(i), and (B) on the thirtieth
(30th) day after delivery of the notice of termination in the case of any other termination.

   (b) Upon termination of this Agreement for any reason (other than expiration of the term hereof), all of the rights, duties, liabilities, obligations, remedies and authority of the respective parties hereto under this Agreement shall terminate and expire, except with respect to those matters which, under the express provisions hereof, survive the expiration or earlier termination of this Agreement. Without in any way limiting the generality of the foregoing, upon any such termination of this Agreement, all right and interest of USFS in and to the Hawthorn Brand and the Hawthorn System shall, except as otherwise herein expressly provided, terminate and HSA shall have and may exercise the full use and enjoyment of all rights and interests in and to the Hawthorn Brand and the commercial exploitation thereof, and in and to the Hawthorn System.

   (c) Upon any such termination of this Agreement:

       (i) Subject to the provisions of subsections (d) and (e) of this
   Section 6.5, USFS shall sell, transfer, assign and convey to HSA (subject to usual and customary representations and warranties which, where appropriate, will be to the knowledge of USFS) all right, title and interest of USFS in, to and under, any then existing Hawthorn Licenses and HSA shall expressly assume in writing all of the liabilities and obligations of the licensor thereunder. In connection with the foregoing, appropriate disclosures, filings, registrations, amendments or supplements, in form required by applicable law, shall be made and delivered in accordance with applicable law, by HSA at its sole cost and expense.

       (ii) If, on such date of termination, USFS shall be subject to any contract or agreement with respect to the reservation system, marketing or promotional agreements or the like (but excluding contracts or agreements with employees or consultants or which related to Hotel Brands other than or in addition to the Hawthorn Brand) all such contracts or agreements which, by their terms, permit the assignment thereof shall likewise be transferred and assigned by USFS to HSA, without payment of any kind to USFS or any third party, and HSA shall, in connection therewith, expressly assume in writing all of the liabilities and obligations of USFS with respect thereto.

       (iii) Any books or records pertaining to the operation of the Hawthorn System, including, without limitation, original document files, accounting books and records and the like shall be delivered to HSA, or its then successor in interest, although USFS shall be entitled to retain copies thereof. With respect to any books or records stored on electronic storage media, both hard copies thereof and convertible forms of electronic storage shall be delivered to HSA.

       (iv) Any funds remaining unexpended in the Ad Fund shall be delivered to or at the direction of HSA. USFS shall, as soon as reasonably practicable, but in no event later than 45 days following the effective date of any such termination, provide HSA with an accounting of all accrued and unpaid liabilities of the Ad Fund as of such date which shall be true and correct in all material respects. HSA agrees that it shall, out of funds available in the Ad Fund, pay all such accrued liabilities to USFS as and when requested by USFS. Any request for payment by USFS shall constitute a certification by USFS that the amounts being requested are due and payable and that the payment thereof from the Ad Fund represents an appropriate use of such funds in accordance with the provisions of the Hawthorn Licenses. HSA shall be fully liable and responsible for the satisfaction, payment and performance of all liabilities and obligations of the Ad Fund thereafter. In addition, at the request and expense of HSA, USFS shall prepare the necessary accounting and annual reports, to the extent it has not previously done so, sufficient to comply with the provisions of all Hawthorn licenses and to permit compliance by HSA for the year in which such termination shall occur.

   (d) Upon any termination of this Agreement pursuant to Section 6.5(a)(iv), and subject to the following provisions of this Section 6.5(d), any amounts required to be paid by licensees under Hawthorn Licenses shall thereafter (to the extent the same relate to operations by such licensees after the effective date of termination and subject to the provisions of Section 6.4(a) above) be the sole property of HSA, although any payments received shall be applied first to amounts owing with respect to operations on or prior to the effective date of termination and promptly remitted to USFS (less the amounts which would otherwise be required to be paid to HSA as HSA Royalty Fees in accordance with the provisions of this Agreement). Notwithstanding the foregoing, in the event of any termination pursuant to Section 6.5(a)(iv), in addition to any amounts required to be paid to USFS by HSA pursuant to the provisions of Section 6.6 (in the event HSA elects to cause USFS to continue to administer the Hawthorn Licenses then in effect), USFS shall also be entitled to receive (and HSA agrees to pay or to permit USFS to withhold from amounts otherwise required to be paid to HSA) a portion of the Franchise Royalty Fees required to be paid by licensees under any Hawthorn Licenses in existence on the effective date of any termination in accordance with the following schedule:

       (i) If, on the date of termination, the number of then existing Hawthorn Licenses shall be equal to or greater than ninety percent (90%) of the required Termination Standard, but less than one hundred percent (100%) thereof, HSA shall be entitled to receive all Franchise Royalty Fees and other fees and charges thereunder less forty percent (40%) of an amount equal to the difference between: (i) the Franchise Royalty Fees under then existing Hawthorn Licenses as of the end of each calendar quarter, less (ii) the amount which would, absent any such termination, otherwise be required to be paid to HSA with respect thereto as HSA Royalty Fees, such percentage of the difference to be remitted to USFS.

       (ii) If, on the date of termination, the number of then existing Hawthorn Licenses shall be equal to or greater than seventy-five percent (75%) of the required Termination Standard, but less than ninety percent (90%) thereof, HSA shall be entitled to receive all Franchise Royalty Fees and other fees and charges thereunder less twenty-five percent (25%) of an amount equal to the difference between: (i) the Franchise Royalty Fees under then existing Hawthorn Licenses as of the end of each calendar quarter, less (ii) the amount which would, absent any such termination, otherwise be required to be paid to HSA with respect thereto as HSA Royalty Fees, such percentage of the difference to be remitted to USFS.

       (iii) If, on the date of termination, the number of then existing Hawthorn Licenses shall be less than seventy-five percent (75%) of the required Termination Standard, HSA shall be entitled to receive all Franchise Royalty Fees and other fees and charges thereunder less fifteen percent (15%) of an amount equal to the difference between: (i) the Franchise Royalty Fees under then existing Hawthorn Licenses as of the end of each calendar quarter, less (ii) the amount which would, absent any such termination, otherwise be required to be paid to HSA with respect thereto as HSA Royalty Fees, such percentage of the difference to be remitted to USFS.

   (e) Upon any termination of this Agreement pursuant to Section 6.5(a)(ii),
(iii) or (v), HSA shall be entitled to receive all Franchise Royalty Fees and other fees and charges actually paid by licensees under any Hawthorn Licenses existing as of the date of any such termination less eighty-two and one-half percent (82.5%) of an amount equal to the difference between: (x) the Franchise Royalty Fees under the said then existing Hawthorn Licenses as of the end of each calendar quarter, less (y) the amount which would, absent any such termination, otherwise be required to be paid to HSA with respect thereto as HSA Royalty Fees, such percentage of the difference to be promptly remitted to or retained by USFS. If at the date of termination HSA shall be entitled to terminate this Agreement pursuant to Section 6.5(a)(iv) and one or more of the other provisions of Section 6.5(a), the subsection pursuant to which this Agreement is being terminated shall be any one of the applicable subsections selected by, and at the election of, HSA as set forth in its notice of termination, and if no such subsection shall be set forth, shall be deemed to be a termination pursuant to Section 6.5(a)(iv).

   (f) Payments required to be made to USFS as above provided shall continue to be made so long as any Hawthorn Licenses, or any extensions or renewals thereof, in existence as of the effective date of any termination hereof (including, without limitation, those referred to in the last sentence of Section 6.5(g) below) shall continue in effect, it being understood and agreed, however, that HSA shall have the sole right, in its discretion, to determine which of the Hawthorn Licenses shall be extended or renewed, or which shall be cancelled or terminated either by agreement of the parties or for any other reason permitted in accordance with the Hawthorn License in question. For purposes hereof, a Hawthorn License shall be deemed to have been renewed or extended if, in addition to any amendment of such Hawthorn License, extending its term, a new Hawthorn License relating to the hotel in question shall be entered into with the licensee under any such Hawthorn License, or any affiliate of said licensee, or any Person (or affiliate of any Person) who shall have acquired the Existing Hotel subject to the then existing Hawthorn License.

   (g) If, on the effective date of termination, there shall be any applications for Hawthorn Licenses pending, such pending applications, and the files with respect thereto, shall be assigned and transferred to HSA, but any decisions with respect to granting a Hawthorn License with respect to any such pending applications shall be in the reasonable discretion of HSA. With respect to any applications for Hawthorn License which have been accepted, but as to which no Hawthorn License shall have been issued as of the effective date of any such termination, HSA agrees that it shall grant a Hawthorn License in accordance with the agreement contained in the accepted application unless conditions applicable to the issuance thereof shall not have been satisfied or performed by the Licensee thereunder, or unless, under the provisions of the approved application, the Licensee shall otherwise be excused from the obligation to grant, execute or deliver a Hawthorn License. Any Hawthorn Licenses that are so granted by HSA shall be deemed to be Hawthorn Licenses that were in effect as of the effective date of termination of this Agreement.

   (h) Any and all other aspects of the Hawthorn System then in effect, including, without limitation, licensee operating standards, prototype plans and specifications, marketing brochures, interior design standards, samples and specimens, training manuals and the like shall likewise be delivered and conveyed by USFS to HSA.

   (i) The provisions of this Section 6.5 shall survive the termination of this Agreement.

   6.6 Continuing USFS Administration. In connection with any termination of the Agreement pursuant to any of the provisions of this Article VI, HSA shall have the right (exercisable by notice contained in the Default Notice delivered as above provided), to cause USFS to continue to administer Hawthorn Licenses in effect as of the effective date of any termination of this Agreement, as agent for HSA, for a period of not more than one (1) year after the effective date of any such termination and for a fee equal to one-half of one percent (0.5%) of Gross Rooms Revenues from the Hawthorn Brand hotels then subject to Hawthorn Licenses in effect as of the effective date of any termination. Administration of the Hawthorn Licenses, for this purpose, shall mean collection of Franchise Royalty Fees and other amounts required to be paid by licensees, remitting the same, less any amounts to which USFS may be entitled therefrom, to HSA, maintaining communication with licensees, at HSA's direction monitoring performance and adherence to operating standards by licensees, at HSA's direction enforcing the provisions of Hawthorn Licenses, maintaining books and records necessary in connection with the administration of Hawthorn Licenses, preparing for filing by HSA all necessary filings and reports with governmental agencies required in order to comply with applicable provisions of law, and notifying HSA promptly of the occurrence of any breach or default by any licensee under the provisions of any then existing Hawthorn License; provided, however, in no event shall USFS thereafter have the right to grant, withhold, or terminate any Hawthorn License, to waive compliance by a Hawthorn licensee with the provisions of any Hawthorn License, or to modify or amend any Hawthorn License then in existence; provided, further, that USFS will have no liability to HSA or its Affiliates relating to the manner in which USFS so administers the Hawthorn Licenses other than as a result of its gross negligence or willful misconduct. In addition to the fee (if any) required to be paid to USFS pursuant to the preceding sentence in connection with the administration of Hawthorn Licenses following termination of this Agreement, USFS shall be entitled to (and HSA shall promptly pay to USFS) reimbursement for its reasonable direct out-of-pocket costs incurred in connection therewith, which amounts USFS may deduct from amounts otherwise required to be remitted to HSA, and a report of any such deducted amounts shall be furnished to HSA, in reasonable detail, each time amounts are remitted to HSA.

                                  ARTICLE VII
                                  Miscellaneous

   7.1 Arbitration.

   (a) In case of any dispute arising under this Agreement the same shall be resolved exclusively by arbitration conducted in accordance with the provisions of this Section 7.1.

   (b) In any matter submitted to arbitration, the arbitrators shall each be individuals having not less than ten years experience in senior executive positions in the lodging industry. The parties intend that the third arbitrator selected by the two arbitrators previously appointed by each of the parties (if any shall be appointed hereunder) shall be independent and impartial. Consequently, the said third arbitrator shall not have or have had any professional relationship with either party hereto, or their respective Affiliates, or the respective directors, officers, supervisory employees or counsel of any such party or its said Affiliates, which could reasonably be considered as likely to affect his or her independence or impartiality. To this end, the third arbitrator shall be required to disclose to the parties any professional relationships, present or past, with either party, or its directors, officers, supervisory employees or counsel, or any of their respective Affiliates.

   (c) Whenever any disputes or disagreements shall arise between HSA and USFS hereunder, HSA and USFS shall meet and confer in an attempt to resolve such dispute, each party setting forth its position regarding the matter in question in writing and suggesting a proposed solution. After discussion, and review or revision of any of their respective proposals, if the parties remain unable to resolve their differences in full, the remaining unresolved issues may be submitted to arbitration. Any arbitration initiated pursuant hereto shall be conducted in the City of Chicago, Illinois in accordance with the rules and regulations of the local chapter of the American Arbitration Association, subject, however, to the specific terms and provisions of this Agreement. In any such arbitration, the party submitting the same to arbitration shall designate, in writing, its arbitrator and shall serve written notice thereof on the other party. Upon receipt of such notice, the other party shall have twenty (20) days in which to identify its arbitrator and to notify the other party of the identity of its arbitrator. If the other party shall fail to identify its arbitrator within the aforesaid period of twenty (20) days the matter in dispute shall be resolved by the single arbitrator previously selected. If both parties shall name their respective arbitrators as herein provided on a timely basis, the two arbitrators so selected shall thereafter, and in any event within thirty (30) days after selection of the second of the two arbitrators, select a third arbitrator. If the two arbitrators are unable to agree on a third arbitrator, the third arbitrator shall be selected in accordance with the rules and regulations of the American Arbitration Association, provided that the third arbitrator shall meet the qualifications for an arbitrator herein specified.

   (d) The three arbitrators so selected shall have full power and authority to resolve the dispute, and issue any order or award which they deem reasonably necessary in connection therewith, including orders for specific or other equitable forms of relief, except that the arbitrators may not award any relief not previously suggested by one of the parties and not any other or modified relief, nor award any punitive or exemplary damages. A decision of the majority of the arbitrators shall constitute the decision or award of the arbitration panel, and shall, absent fraud or manifest error, be binding on the parties hereto. In any arbitration proceeding, the arbitrator shall be bound by the provisions of this Agreement, including, without limitation, the provisions of this Section 7.1(d).

   (e) The award or decision of the arbitrators may be enforced by appropriate court action.

   (f) Each party shall bear the costs and expenses of its own counsel in connection with any arbitration proceeding, and shall pay the fees and expenses of the arbitrator appointed by it. The fees and expenses of the third arbitrator shall be paid by USFS or HSA as the third arbitrator may determine, or shall be borne by both of them in such proportions or such amounts as the third arbitrator shall determine.

   (g) During the pendency of any arbitration proceedings, either party may seek temporary equitable relief in a court of competent jurisdiction such as temporary restraining orders or temporary injunctions.

   (h) The provisions of this Section 7.1 shall survive the termination of this Agreement.

   7.2 Representation and warranties of HSA. HSA hereby represents and warrants to USFS, and its successors and assigns, as follows:

   (a) The Existing Licenses are in full force and effect.

   (b) To the Knowledge of HSA, neither the licensor nor the licensee under any of the Existing Licenses is in breach or default thereunder as of the date hereof, nor, to the Knowledge of HSA, does any condition exist which, with notice or lapse of time or both, would constitute a material breach or default or permit termination under or modification of the terms of any Existing License, and no party has repudiated any provision of any Existing License.

   (c) Schedule 7.2(c) hereto contains a true and correct list of the Existing Licenses. Copies of the Existing Licenses heretofore delivered by HSA to USFS are true, accurate and complete in all respects.

   (d) (1)    "Intellectual Property" shall mean:

       (i) United States and foreign trademarks, service marks, trade names, brand names, trade dress, designs and logos, and product or service identifiers, whether registered or unregistered, and all registrations and applications for registration thereof, that are, as of the date hereof, used by HSA in connection with the Hawthorn System (the "Trademarks");

       (ii) Patents and patent applications throughout the world that are, as of the date hereof, actually used or intended for use by HSA in connection with the Hawthorn System (the "Patents");

       (iii) Copyrights, registered or unregistered, throughout the world that are, as of the date hereof, actually used or intended to be used by HSA in connection with the Hawthorn System (the "Copyrights");

       (iv) Trade secrets (if any) used by HSA in connection with the Hawthorn System and other information in the possession of HSA concerning the Hawthorn System that is not generally available to the public and that is treated as confidential or proprietary by HSA (excluding information regarding employees);

       (v) Computer software programs, source code, object code, date and documentation to the extent owned by HSA that are, as of the date hereof, actually used or intended for use in connection with the Hawthorn System;

       (vi) All transferable permits, grants and licenses or other rights running to or from HSA relating to any of the foregoing; and

       (viii) Any other similar intellectual property rights actually used in connection with the Hawthorn Brand.

       (2) To the Knowledge of HSA, HSA owns or is exclusively licensed or otherwise has the exclusive right to use, practice, sell, license and dispose of, without restriction, all Intellectual Property reasonably necessary for the operation of the business relating to the Hawthorn System as presently conducted, except that the name "Hawthorn" or variations thereof, are being used in connection with the operation of a hotel in Salem, Massachusetts without license from HSA or any Affiliate of HSA but, to the Knowledge of HSA, without violation or infringement of any rights of HSA.

       (3) Schedule 7.2(d)(3) hereto sets forth all Trademarks, Patents and Copyrights which, to the Knowledge of HSA, are owned by HSA and used by HSA in connection with the Hawthorn System which Schedule 7.2(d)(3) specifies, as to each item of Trademark, Patent or
           Copyright: (w) the nature of the item, including the title or description; (x) the jurisdictions by or in which the item is, to Knowledge of HSA, issued or registered, or in which an application for issuance or registration has been filed, including the respective registration or application numbers; (y) the issue date and expiration date of the item, and (z) with respect to each Trademark, the class or classes of goods or services on which such Trademark is or is intended to be used.

       (4) Schedule 7.2(d)(4) sets forth all licenses, sublicenses and other agreements or permissions ("IP Licenses") under which HSA is a licensee or otherwise is authorized to use or practice any Intellectual Property and all IP Licenses, other than the Existing Licenses, under which HSA is a licensor or otherwise authorizes any Person to use or practice Intellectual Property.

       (5) To the Knowledge of HSA, HSA possesses all right, title and interest in and to the Intellectual Property, free and clear of any lien, license or other restriction (other than the Existing Licenses and the IP Licenses), and has received no notice from any third party to the contrary.

       (6) HSA is not, and, as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder or thereunder, will not be, in violation of, and will not lose any rights pursuant to, any instrument or agreement governing Intellectual Property. Each IP License is now, to the Knowledge of HSA, valid and enforceable and in full force and effect, and will continue to be so on identical terms following the execution and delivery of this Agreement, in accordance with the terms of each such IP License.

       (7) To the Knowledge of HSA, no other party is in breach or default under any IP License in any material respect, nor does any condition exist which with notice or lapse of time or both would constitute a material breach or default by any such third party, or permit termination, modification or acceleration thereunder, and no such third party has repudiated any provision thereof. HSA has not received from any third party any notice, and has no actual knowledge of the existence of, any breach or default under any IP License in any material respect, nor, to the Knowledge of HSA, does any condition exist which with notice or the lapse of time or both would constitute a material breach or default by HSA or permit termination, modification or acceleration thereunder, or give rise to a right of repudiation, by any other party to any such IP License.

       (8) No litigation is pending or, to the Knowledge of HSA, threatened that challenges the validity, enforceability, ownership or right to use, sell, license or dispose of any item of Intellectual Property, and no item of Intellectual Property is subject to any outstanding order, ruling, judgment, decree, stipulation, charge or agreement restricting in any manner the use or licensing thereof by HSA or the sublicensing thereof by USFS.

       (9) HSA has received no notice of any claim, charge, complaint, demand or notice alleging any infringement upon or other violation of the intellectual property rights of third parties, and, to the Knowledge of HSA, no basis for any such claim exists. To the Knowledge of HSA, the use of the Intellectual Property by USFS pursuant to this Agreement will not infringe upon or otherwise violate any intellectual property right of third parties.

       (10) To the Knowledge of HSA, no third party is infringing upon or otherwise violating any of its rights to the Intellectual Property.

   (e) HSA is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and has full right, power and authority to own and license the Hawthorn Brand, to operate the Hawthorn System, to execute, deliver and perform the Existing Licenses and the assignment thereof to USFS, and to enter into and perform this Agreement, all in accordance with the terms and provisions of this Agreement and the Existing Licenses. The execution and delivery of this Agreement has been duly authorized by all necessary action of the governing board of HSA and, upon the due authorization, execution and delivery hereof by and on behalf of USFS, constitutes and will constitute the valid and binding obligation of HSA enforceable against HSA in accordance with its terms, subject, however, to bankruptcy, moratorium, reorganization, insolvency and other similar laws of general application affecting the rights of creditors in general.

   (f) Neither the execution and delivery of this Agreement or any other agreement or instrument contemplated hereby, nor the consummation of the transactions contemplated hereby, nor the performance of this Agreement or any other agreement or instrument contemplated hereby in accordance with their respective terms and conditions, by HSA will require HSA to obtain any consent, approval or action of, or make any filing with or give any notice to, any governmental authority or other person, (i) conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (with or without notice or lapse of time or both), to the Knowledge of HSA, a default under, the certificate of organization, operating agreement or other similar organizational documents of HSA or any law, statute, rule or regulation, order, writ, injunction, determination, award, judgment or decree applicable to HSA or the Hawthorn System, or any instrument, contract, franchise agreement or other agreement to which HSA is a party or by which HSA or the Hawthorn System may be bound or subject, or (iii) require any consent, approval or written notice under or result in a violation or breach of, or a material modification of the effect of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture or any agreement, instrument, license or obligation to which HSA is a party or by which HSA or the Hawthorn System may be bound.

   (g) There are no outstanding orders, writs, injunctions, determinations, awards, judgments or decrees against HSA relating to the Hawthorn System, and there are no actions, suits, claims or legal administrative or arbitral proceedings or investigations
       (collectively, "Claims"), pending, or to the Knowledge of HSA, threatened against HSA relating to the Hawthorn System.

   (h) Except as set forth in Schedule 7.2(h), (i) no franchisee that is a party to any Existing License has cancelled or otherwise terminated, or threatened in writing to cancel or otherwise terminate, its relationship with HSA, (ii) none of the franchisees that are parties to any Existing License have formed or organized any association relating to the franchisees' relationship with HSA, (iii) no party to any Existing License has commenced, or notified HSA in writing of any intention to commence, any Claim against HSA or any Affiliate thereof, or asserted that any provision of the franchise agreements used by HSA is not enforceable or that any offering circular or other disclosure statement issued by HSA or any of its Affiliates is false or misleading, and (iv) HSA has not entered into any agreement or arrangement, written or oral, with any franchisee for any concessions with respect to fees or other payments owed or to be owed by such franchisee to HSA.

   (i) To the Knowledge of HSA, the Hawthorn System is in material compliance with all laws (including, without limitation, all federal and state franchise laws and regulations), ordinances, regulations and orders, judgments, injunctions, awards or decrees as presently enacted and in force, of any governmental authority relating to the Hawthorn System. To the Knowledge of HSA, HSA has all licenses, permits, orders or approvals (including, without limitation, with respect to offer and sale of franchises) of any governmental authority (collectively, "Permits") that are necessary for the conduct of the Hawthorn System as now conducted and Schedule 7.2(i) contains a true and complete list of all Permits currently in effect and held by HSA. HSA has received no written notice from any governmental authority of any violation of any Permit and no proceeding is pending, or to the Knowledge of HSA, threatened, to revoke or limit any Permit. To the Knowledge of HSA, HSA has made all filings and disclosures under all state franchise disclosure laws required by reason of the business conducted by HSA in order to offer and sell franchises. The UFOCs filed by

       HSA comply in all material respects with applicable state and federal law and HSA has not received any written notice that such offering circulars are not in compliance with any applicable laws.

   (j) Schedule 7.2(j) sets forth a true and complete list of all agreements, contracts, commitments or undertakings entered into by HSA or any of its Affiliates with respect to the Hawthorn System (the "Contracts"). HSA has delivered to USFS true and complete copies of each of the Contracts. Each of the Contracts is, to the Knowledge of HSA, legal, valid, binding and enforceable and in full force and effect and will continue to be so on identical terms after the consummation of the transactions contemplated hereby. To the Knowledge of HSA, no party is in breach or default under any Contract in any material respect, nor, to the Knowledge of HSA, does any condition exist which with notice or lapse of time or both would constitute a material breach or default or permit termination, modification or acceleration thereunder, and no party has repudiated any provision thereof.

   (k) HSA has, to the Knowledge of HSA, heretofore provided USFS with all material information in its possession regarding prospective Hawthorn Brand licensees with whom HSA is negotiating or for whom HSA has received inquiries.

   (1) HSA has, to the Knowledge of HSA, made available to USFS all prototype plans, specifications and drawings currently in effect with respect to the Hawthorn Brand, or under development by Hawthorn, including the specifications, plans and drawings being developed by HSA for a $65 to $90 per room Hawthorn Brand hotel prototype. USFS shall have no obligation to use such plans, specifications or drawings. Any amendments of modifications to the HSA plans shall be the sole cost and expense of USFS.

   7.3 Representations and Warranties of USFS. USFS does hereby represent and warrant to HSA that USFS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified as a foreign corporation in each jurisdiction in which the nature of the business conducted by it or the assets owned by it require such qualification, except where the failure to be so qualified would not have a material adverse effect on the financial condition of USFS and its subsidiaries, taken as a whole, or materially and adversely affect its ability to conduct its business as heretofore conducted or as contemplated by the provisions of this Agreement. USFS has full corporate right, power and authority to execute and deliver this Agreement in accordance with the terms and provisions of this Agreement, and to perform its duties and obligations hereunder. The execution and delivery of this Agreement by or on behalf of USFS has been duly authorized by all necessary corporate action by USFS and, upon the due authorization, execution and delivery hereof constitutes and will constitute the valid and binding obligation of USFS enforceable against USFS in accordance with their respective terms, subject, however, to bankruptcy, moratorium, reorganization, insolvency and other similar laws of general application affecting the rights of creditors in general.

   7.4 HSA and Rockwood Indemnity. Subject to the provisions of Section 7.6, HSA and Rockwood & Co., jointly and severally, for themselves and on behalf of their Affiliates do hereby indemnify and agree to defend and hold USFS, its officers, directors, shareholders, employees, agents, successors, permitted assigns and Affiliates completely free and harmless from any and all manner of claim, loss, damage, liability or expense (including, without limitation, reasonable legal fees and expenses) (collectively, the "Losses") arising under or in any relating to: (i) any representation or warranty of HSA herein contained being untrue or incorrect in any material respect as of the date made; (ii) failure of HSA to perform or comply in any material respect with any of its covenants or agreements contained in this Agreement;
(iii) the operation of the Hawthorn System, including, without limitation, any matters pertaining to the Existing Licenses (including without limitation the administration of the Ad Fund), prior to the date hereof; (iv) the grant of any Hawthorn License, or the execution of any agreement, by HSA or any of its Affiliates; (v) any Restrictive Agreement that relates to or is asserted against any Hawthorn Brand hotel for which Deemed Approval was given under
Section 2.4(b) or which is not listed on Schedule I; or (vi) any matters pertaining to any UFOC prepared or delivered by USFS to the extent relating to or arising out of information that was provided in writing by HSA or its Affiliates to USFS for inclusion therein. The provisions of this Section 7.4 shall survive the expiration or earlier termination of this Agreement.

   7.5 USFS Indemnities. Subject to the provisions of Section 7.6, USFS, for itself and on behalf of its Affiliates, hereby agrees to indemnify, defend and hold HSA, its officers, directors, shareholders, employees, agents, successors, permitted assigns and Affiliates completely free and harmless of and from any and all manner of Losses arising out of or in any way relating to any of the Existing Licenses, or the operation of the Hawthorn System, or any other acts or omissions of USFS, or its Affiliates, with respect to the Hawthorn Brand or the Hawthorn System, to the extent the same relates to matters occurring or events arising or otherwise in any respect relating to the period on or after the date hereof (except for such matters that entitle USFS to indemnify from HSA under Section 7.4). Without in any way limiting the generality of the foregoing, the aforesaid indemnity shall relate to: (i) any representation or warranty of USFS herein contained being untrue or incorrect in any material respect as of the date made; (ii) failure of USFS to perform or comply in any material respect with any of its covenants or agreements contained in this Agreement; (iii) the operation of the Hawthorn System, including, without limitation, any matters pertaining to the Existing Licenses, after the date hereof; (iv) the grant of any Hawthorn License or the execution of any agreement by USFS after the date hereof; or
(v) any matters pertaining to any UFOC prepared or delivered by USFS other than any matters included therein relating to or arising out of information that was provided in writing by HSA or its Affiliates to USFS for inclusion therein. The provisions of this Section 7.5 shall survive the expiration or earlier termination of this Agreement.

   7.6 Provisions Relating to Intellectual Property, Infringement and Restrictive Agreements.

   (a) Except as provided in Section 7.6(f), the provisions of this Section
7.6 shall prevail over contrary provisions, if any, contained in Sections 7.4, 7.5 or 2.4(b) above.

   (b) For purposes hereof, the term "infringement" shall mean the occurrence of any one or more of the following events: (i) any licensee under a Hawthorn License shall be enjoined, restrained or otherwise prevented from the use of any of the Intellectual Property the use of which it shall be entitled to under the applicable provisions of its Hawthorn License anywhere within the Primary Development Area; (ii) either HSA or USFS shall be enjoined, restrained or otherwise prevented from using or licensing others to use any of the Intellectual Property anywhere within the Primary Development Area; or
(iii) any unauthorized or unlicensed use anywhere within the Primary Development Area of any of the Intellectual Property by a party other than HSA or USFS (in accordance with the provisions of this Agreement) or a Hawthorn licensee. Also, for purposes hereof, "Significant Intellectual Property" shall mean all of the Intellectual Property other than as described on Schedule 7.2(d)(3).

   (c) In the event HSA or USFS shall receive written or other actual notice of the existence of an infringement, or any claim by any third party of the occurrence of any infringement, relating to any Significant Intellectual Property, or any notice of the existence or claimed existence of a restriction on any of the rights of USFS hereunder, or of any licensee under a Hawthorn License, arising under or with respect to any contract, agreement or understanding with Hyatt or any of its Affiliates other than the Restrictive Agreements listed on Schedule I (a "Hyatt Claim"), the party receiving such notice shall promptly notify the other party thereof and shall include copies of any correspondence, complaints, petitions or other written materials relating thereto. The parties shall then meet and confer in an attempt to develop a mutually satisfactory response to the infringement or claim of infringement, or the Hyatt Claim, as the case may be, which may include contesting the same by litigation or otherwise, settling any claim, electing to terminate or accept termination of an affected Hawthorn License, or electing to cease licensing activities in the geographic area in dispute. In the event the parties hereto are unable to agree, between themselves, as to the appropriate action to be taken, any claim of infringement, or any Hyatt Claim, as the case may be, will be contested by the parties hereto by all appropriate proceedings which shall be conducted in good faith and with due diligence, utilizing, where appropriate, counsel mutually satisfactory to HSA and USFS, and in the case of a Hyatt claim, Hyatt. All Losses (other than consequential damages) arising out of any infringement contest referred to in this Section 7.6 will be paid by USFS out of Franchise Royalty Fees collected by USFS under Hawthorn Licenses, and shall be deducted from Franchise Royalty Fees prior to any determination of the actual amount thereof collected by USFS; and any Losses (other than consequential damages) arising out of any Hyatt Claim contest will be paid by HSA or Hyatt and USFS shall be, and hereby is, indemnified with respect thereto. In determining the amount of such Losses attributable to each of the particular Hawthorn Licenses for purposes of allocating the remaining Franchise Royalty Fees and the determination of the amount of HSA Royalty Fees, such Losses shall be deemed to have been deducted from Franchise Royalty Fees actually received by USFS pro rata in accordance with the amount received under each Hawthorn License. In the event the Losses arising out of an infringement contest herein referred to shall exceed the amount of Franchise Royalty Fees actually collected by USFS during and as of the end of the month in which such costs are incurred, the excess shall be borne between the parties in the same proportion that the Franchise Royalty Fees theretofore collected have been allocated to the parties in accordance with Section 3.1 and HSA shall promptly pay to USFS the portion to be borne by HSA.

   (d) If in connection with any infringement, or claimed infringement, or in connection with any Hyatt Claim, whether as a result of a final determination by a court of other tribunal of competent jurisdiction, or by settlement of any such dispute, USFS or HSA, or both, shall be enjoined, restrained or otherwise restricted in its use of any of the Significant Intellectual Property, either permanently or temporarily, anywhere within the Primary Development Area or in selected geographic portions thereof, the parties shall meet and confer for the purpose of achieving an equitable revision to this Agreement as the same relates to the number of Hawthorn Licenses necessary to achieve Hawthorn Brand Saturation, compliance with the Termination Standard or compliance with the Royalty Reduction Standard, or all of the foregoing, taking into account the nature of the restriction and the geographic area in which such restriction shall be applicable, and its anticipated effect on the ability of USFS to enter into Hawthorn Licenses as herein contemplated, and to achieve maximum amount of Franchise Royalty Fees. In the event of any disagreement between the parties hereto regarding the appropriate revisions, if any, to the Termination Standard, Royalty Reduction Standard or Hawthorn Brand Saturation, each party shall submit its proposals to arbitration conducted in accordance with the provisions of this Agreement, and the decision of the arbitration panel shall be binding and conclusive on the parties hereto.

   In addition to the foregoing, during such period of time, if any, in which USFS or HSA is enjoined, restrained, or otherwise restricted in the use of Significant Intellectual Property the restrictive covenants set forth in
Section 4.4 shall be inapplicable but only with respect to the specific geographic area in which the injunction, restraint or limitation shall be applicable. In all other respects, and in all other areas, and at all other times, the said restrictive covenants shall continue in full force and effect in accordance with the provisions of this Agreement; provided that any franchises entered into or other activities commenced as hereinabove provided may continue in full force and effect, and may be extended or renewed in the ordinary course of business, even after the injunction, restraint or other restriction has been terminated, but no new franchises may be granted or new activities commenced thereafter.

   (e) Notwithstanding the foregoing, in the event of any infringement or claimed infringement with respect to portions of the Intellectual Property other than Significant Intellectual Property, any decision with respect to contesting the claimed infringement, consenting to cease and desist, or otherwise settling any claims with respect thereto, shall be at the sole option and election of HSA, which shall bear all costs and expenses in connection therewith. Any loss of the right to use any Intellectual Property which is not Significant Intellectual Property shall in no event be deemed a breach or default hereunder (except as provided in subsection (f) below), or entitle USFS to any reduction in the Termination Standard, Royalty Reduction Standard or Hawthorn Brand Saturation.

   (f) Anything in this Section 7.6 to the contrary notwithstanding, the indemnity provisions of Section 7.4 shall apply with respect to any infringement with respect to any of the Intellectual Property, whether or not Significant Intellectual Property, to the extent the same constitutes a breach of any representation or warranty by HSA hereunder.

   (g) The provisions of this Section 7.6 shall survive the expiration or earlier termination of this Agreement.

   7.7 Indemnification Procedures. Any party that proposes to assert the right to be indemnified under Section 7.4 or 7.5 or 7.6 shall, promptly after receipt of notice of commencement or threatened commencement of any action against such party in respect of which a claim is to be or may be made against an indemnifying party or parties under such Sections, notify the indemnifying party of the commencement or threatened commencement of such action, enclosing a copy of all papers served, it being understood and agreed, however, that the failure so to notify promptly the indemnifying party will not relieve the indemnifying party from any liability it may have to any indemnified party under such Sections unless, and only to the extent that, such omission results in the forfeiture of substantive rights or defenses by the indemnifying party or otherwise materially adversely affects the ability of the indemnifying party to defend against or diminish the losses arising out of such claim, action or proceeding. If any such action is brought against any indemnified party and it notifies the indemnifying party of its commencement, the indemnifying party will be entitled to participate in and, to the extent that it elects by delivering written notice to the indemnified party promptly after receiving notice of the commencement of the action from the indemnified party, to assume the defense of the action, with counsel selected by the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense, the indemnifying party will not be liable to the indemnified party for any legal or other expenses except as provided below and except for the reasonable cost of investigation subsequently incurred by the indemnified party in connection with the defense. It is understood and agreed that the indemnifying party or parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time for all such indemnified party or parties. All such fees, disbursements and other charges will be paid or reimbursed by the indemnifying party promptly as they are incurred. An indemnifying party who has assumed the defense of any claim or action pursuant to this Section 7.7 will not be liable for any settlement of any action or claim effected without its written consent. If the indemnifying party assumes the defense of any claim or action pursuant to this Section 7.7, the indemnified party shall make available to the indemnifying party any books, records or other documents within its control that are reasonably necessary for such defense. The provisions of this Section 7.7 shall survive the expiration or earlier termination of this Agreement.

   7.8 Governing Law. This Agreement is being made with reference to the laws of the State of Illinois, and shall be governed in all respects by the laws of the State of Illinois, and, to the extent applicable, the laws of the United States.

   7.9 Successors and Assigns. This Agreement shall be binding on USFS and HSA and their respective successor and permitted assigns, subject, however, to the provisions of Article V. Wherever reference herein is made to HSA, the same shall mean HSA or any successor in interest to HSA hereunder, and wherever reference is made to USFS, the same shall mean USFS and any successor in interest to USFS acquiring its interest in compliance with the provisions of
Article V.

   7.10 Entire Agreement. This Agreement and any exhibits hereto, constitute the entire understanding and agreement of the parties hereto, and shall supersede any prior agreements or understandings of the parties with respect to the subject matter hereof, including, without limitation, the provisions of that certain Letter of Intent dated December 14, 1995.

   7.11 Confidentiality. The parties hereto do hereby agree to keep all matters concerning this Agreement, the Hawthorn Brand, the Hawthorn System and any information or documents delivered pursuant to this Agreement, completely confidential, and neither party shall make any public announcement with respect thereto to any Person except the parties' attorneys, accountants, advisors, shareholders or employees who are aware of and bound by the provisions of this Section 7.11 without the prior written consent of the other party. Notwithstanding the foregoing, nothing herein contained shall prohibit advertising, promotion, public relations or marketing efforts by USFS relating to the Hawthorn Brand and the Hawthorn System as herein contemplated. Notwithstanding the foregoing, either party may make disclosures as required by law, including, without limitation, in response to court order, in filings or registrations including UFOCs, and disclosures to counsel and accountants for the respective parties. In addition, any information which either party obtains with respect to the other party shall be kept in strict confidence (except as provided above). The provisions of this Section 7.11 shall survive the expiration or earlier termination of this Agreement.

   7.12 Notices. All notices or other communications delivered hereunder shall be in writing and shall be deemed duly delivered: (i) three (3) business days after deposit thereof in the United States mails, certified mail, return receipt requested with postage prepaid; (ii) upon delivery by electronic facsimile delivery provided the equipment on which such transmission is made automatically encodes the transmission with the date and time thereof; (iii) the next business day following delivery to a nationally recognized air freight courier service; or (iv) upon actual hand delivery thereof by personal messenger; provided, however, no such notice shall be deemed duly delivered unless addressed as set forth on the first page of this Agreement.

   The cost of delivery of any notice shall be born by the party sending the same. Either party shall have the right to change its address, or facsimile number, by delivery of notice to the other party in the manner hereinabove set forth. As an accommodation to the parties, and without it being a condition to the effectiveness of delivery of any notice, copies of notices delivered hereunder shall likewise be delivered to the following parties by any method of delivery which is permitted for delivery of the notice itself:

       (a) Copies of any notices delivered to USFS shall likewise be delivered to:

                  Paul D. Ginsberg, Esq.
                  Paul, Weiss, Rifkind, Wharton & Garrison
                  1285 Avenue of the Americas
                  New York, New York 10019
                  Telecopy No.: (212) 757-3990

       (b) Copies of any notices delivered to HSA shall likewise be delivered to:

                  Philip M. Kayman, Esq.
                  Neal Gerber & Eisenberg
                  Two North LaSalle Street
                  Suite 2100
                  Chicago, Illinois 60602
                  Telecopy No.: (312) 269-1747

   7.13 Joint Drafting. Each of the parties hereto has been represented by counsel selected by it in connection with the negotiation, preparation, execution and delivery of this Agreement, and each party, and its counsel, has participated in the preparation of this Agreement. This Agreement shall not be construed against, or more strictly with respect to, either of the parties regardless of which party, or the counsel for such party, had principal drafting responsibilities.

   7.14 Brokers. Each of the parties hereto does hereby represent and warrant to the other that neither has dealt with any broker or finder in connection with any of the matters or transactions herein. The provisions of this
Section 7.14 shall constitute additional representations and warranties made by each of the parties hereto, which shall be subject to the indemnification provisions set forth in Section 7.4 and 7.5 hereof, and which shall survive the expiration or earlier termination of this Agreement.

   7.15 Severability. In case any one or more of the provisions or part of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall be deemed not to affect any other jurisdiction or any other provision or part of a provision of this Agreement, but the Agreement shall be reformed and construed in such jurisdiction as if such provision or part of a provision held to be invalid or illegal or unenforceable had never been contained herein and such provision or part reformed so that it would be valid, legal and enforceable in such jurisdiction to the maximum extent possible.

   7.16 Waiver of Obligations. HSA and USFS shall each have the right, by written notice delivered to the other party, unilaterally to waive any obligation of or restriction upon the other party under this Agreement, either generally, or in any specific circumstance, for any limited period of time or subject to any other conditions or limitations as may be contained in such written notice. No acceptance by HSA of any payment by USFS or any other Person, and no failure, refusal or neglect of HSA or USFS to exercise any right under this Agreement or to insist upon full compliance by the other with its obligations hereunder, shall constitute a waiver of any provision of this Agreement. Any waiver granted by either party on any one occasion shall in no event be deemed a waiver applicable on any other occasion or in any other circumstance. HSA and USFS shall not be deemed to have waived or impaired any right, power or option reserved by this Agreement (including, without limitation, the right to demand exact compliance with every term, condition and covenant herein, or to declare any breach thereof to be a default and to terminate this Agreement prior to the expiration of its Term in accordance with the provisions hereof) by virtue of any custom or practice of the parties at variance with the terms hereof, or by reason of any failure or refusal by either party to act, it being the intention of the parties hereto that there shall be no implied waivers of any rights or obligations hereunder, and only a waiver contained in a written notice delivered as herein provided shall be binding on the waiving party, or may be relied upon by the other party.

   7.17 Rights of Parties Are Cumulative. The rights of HSA and USFS hereunder are cumulative, unless otherwise herein expressly provided, and no exercise or infringement by HSA or USFS of any right or remedy hereunder shall preclude the exercise or enforcement by HSA or USFS of any other right or remedy hereunder or which HSA or USFS is entitled by law to enforce, unless otherwise herein provided.

   IN WITNESS WHEREOF, the parties hereto have cause this Agreement to be duly executed on their behalf as of the day and year first above written.

                           HSA PROPERTIES, L.L.C., a Delaware
                           limited liability company, by its
                           managing member

                           /s/ HSA PROPERTIES, INC.

                           By /s/ Glen Miller
                              __________________________
                              Vice President

                           U.S. FRANCHISE SYSTEMS, INC., a Delaware
                           corporation
                           By /s/ Michael A. Leven
                              ____________________________
                              _____ President

                          JOINDER OF ROCKWOOD & CO.

   The undersigned, Rockwood & Co., a Delaware corporation, for valuable consideration which is hereby acknowledged, hereby joins in the execution and delivery of this Agreement solely for purposes of binding itself to the provisions of Section 7.1 and Section 7.4. In addition, the undersigned does hereby unconditionally guarantee full payment, performance, satisfaction and discharge of the obligations of HSA under and pursuant to Section 7.6 hereof.

   Notwithstanding the foregoing, the liability of the undersigned hereunder shall be limited to an aggregate amount of Twenty-Five Million Dollars ($25,000,000) (the "Guarantee Amount"). At such time as the undersigned has paid, in the aggregate (and without consideration of interest or other carrying charges) the Guarantee Amount, whether or not as a result of any single or group of related occurrences, this joinder shall terminate and the undersigned shall have no further liability or obligation hereunder.

   The provisions of this joinder are intended solely for the benefit of USFS, and its successors in interest under the above Agreement, and is not intended for the benefit of, and may not be enforced by, any third party.

                           ROCKWOOD & CO., a Delaware corporation

                           By /s/ Glen Miller
                              ____________________________
                              Vice President

                                    EXHIBITS

                                    EXHIBIT A

                             LIST OF EXISTING HOTELS

    Hawthorn Suites Atlanta
    1500 Parkwood Circle
    Atlanta, GA 30339

    Hawthorn Suites Austin (Central)
    935 LaPosada Drive
    Austin, TX 78752

    Hawthorn Suites Austin (Northwest)
    8888 Tallwood Drive
    Austin, TX 78759

    Hawthorn Suites Austin (South)
    4020 IH 35 South
    Austin, TX 78704

    Hawthorn Suites Charleston
    181 Church Street
    Charleston, SC 29401

    Hawthorn Suites Dallas (Arlington)
    2401 Brookhollow Plaza Drive
    Arlington, TX 76006

    Hawthorn Suites Dallas (Market Center)
    7900 Brookriver Drive
    Dallas, TX 75247

    Hawthorn Suites Dallas (Richardson)
    250 Municipal Drive
    Richardson, TX 75080

    Hawthorn Suites Durham (currently operating as Meredith Suites) 1900 Meredith Drive
    Durham, NC 27713

    Hawthorn Suites Edina (Minneapolis)
    3400 Edinborough Way
    Edina, MN 55435

    Hawthorn Suites Houston
    6910 Southwest Freeway
    Houston, TX

    Hawthorn Suites Kent
    6329 South 212th
    Kent, WA 98032

    Hawthorn Suites Lincolnshire (Chicago)
    10 Westminster Way Road
    Lincolnshire, IL 60069

    Hawthorn Suites Omaha
    11025 M Street
    Omaha, NE 68137

    Hawthorn Suites Orlando (at Sea World)
    6435 Westwood Blvd.
    Orlando, FL 32821

    Hawthorn Suites Pittsburgh
    700 Mansfield Avenue
    Pittsburgh, PA 15205

    Hawthorn Suites San Antonio
    4041 Bluemel Road
    San Antonio, TX 78240

    Hawthorn Suites Tulsa
    3509 South 79th East Ave.
    Tulsa, OK 74145

    3 New England Suites Hotels
     -Indianapolis, Indianapolis
     -Grand Rapids, Michigan
     -Columbus, Ohio

    Naperville, Illinois (new construction)
    Intersection of I-88 and Hwy 59

                                    EXHIBIT B

                                                 Location: [HOTELADDRESS1]
                                                           [HOTELADDRESS2]

                                                 ID Number: [IDNUMBER]

                                                 Date:______________________

                        HAWTHORN SUITES LICENSE AGREEMENT
                                     BETWEEN
                           HAWTHORN FRANCHISING, INC.
                                       AND
                               [[ENTITYNAMECAPS]]

TABLE OF CONTENTS

                                                                           PAGE

        RECITALS

    1.  THE LICENSE ..........................................................

    2.  GRANT OF LICENSE .....................................................

    3.  LICENSEE'S RESPONSIBILITIES ..........................................

    4.  LICENSOR'S RESPONSIBILITIES ..........................................

    5.  PROPRIETARY RIGHTS ...................................................

    6.  RECORDS AND AUDITS ...................................................

    7.  INDEMNITY AND INSURANCE ..............................................

    8.  TRANSFER .............................................................

    9.  CONDEMNATION AND CASUALTY ............................................

    10. TERMINATION ..........................................................

    11. AGREEMENT IS RENEWABLE ...............................................

    12. RELATIONSHIP OF PARTIES .............................................

    13. MISCELLANEOUS ........................................................

        GUARANTY
        ATTACHMENT A
        ATTACHMENT B
        ATTACHMENT C

LICENSE AGREEMENT

       Dated ___, between Hawthorn Franchising, Inc. ("Licensor" or "HFI") and [[ENTITYNAMECAPS]], a [[ENTITYTYPE]] ("Licensee"), whose address is
    -----------.

    PARTIES AGREE AS FOLLOWS:

1. The License.

   Licensor has been licensed by Hawthorn Suites Associates ("HSA"), under the terms of a master License Agreement (the "Master License Agreement"), the right to use and license others to use a unique concept and system relating to the establishment and operation of certain hotels that operate under the name "HAWTHORN SUITES" ("Hawthorn Hotels" or the "Hotel System"). Hawthorn Hotels are all-suite hotels in which the lodging units each contain sleeping quarters, bath, living room, and kitchen. You have independently investigated the risks of the business to be operated hereunder, including current and potential market conditions, competitive factors and risks, and have read Licensor's "Offering Circular for Prospective Franchisees", and have made an independent evaluation of all such facts. Aware of the relevant facts, you desire to enter into this Sublicense Agreement ("Agreement") in order to obtain a license to use the Hotel System in the operation of a hotel located at [[HOTELADDRESS1]], [[HOTELADDRESS2]] (the "Hotel").

     A. The Hotel. The Hotel comprises all structures, facilities, appurtenances, furniture, fixtures, equipment, and entry, exit, parking and other areas from time to time located on the land identified on the plot plan most recently submitted to an acknowledged by Licensor in anticipation of the execution of this Agreement, or located on any land from time to time approved by Licensor for additions, signs or other facilities. The Hotel currently includes the facilities listed on Attachment A hereto. No change in the number of approved standard suites or guest rooms (which are hereinafter referred to collectively as "Suites") and no other significant change in the Hotel shall be made without Licensor's approval. Redecoration and minor structural changes that comply with Licensor's standards and specifications shall not be considered significant. You represent that you are entitled to possession of the Hotel during the entire License Term, as defined in Paragraph 2 hereof, without restrictions that would interfere with any of your obligations under this Agreement.

     B. The Hotel System. The Hotel System is composed of elements, as designated from time to time by Licensor, designed to identify Hawthorn Suites hotels to the consuming public and/or to contribute to such identification and its association with quality standards. The Hotel System at present includes, without limitation, the tradenames, trademarks, and service marks, "HAWTHORN SUITES" and such other tradenames, trademarks, and service marks as are now designated (and may hereafter be designated by Licensor in writing) as part of the Hotel System (hereinafter "Proprietary Marks"); prototypical architectural plans, designs, and layouts, including, without limitation, site plan, floor plan, roof plan, plumbing plan, lobby plan, electrical plan, and landscape plan; access to a reservation service; a centralized reservation system; a national Hawthorn Suites directory (the "National Directory"); management and personnel training, and training programs and materials; management and operational procedures and techniques as prescribed in the Confidential Manual (hereinafter the "Manual"); standards and specifications for construction, equipment, and furnishings, as described in the Manual; advertising, marketing, and promotional programs; and such other improvements that Licensor may make from time to time.

     2. Grant of License. Licensor hereby grants to you a license (the "License") to use the Hotel System only at the Hotel, only in connection with the operation of the Hotel and, only in accordance with the Agreement, beginning with the date hereof and terminating as provided in Paragraph 10 hereof (the "License Term"). During the License Term, neither Licensor nor any affiliate of Licensor, shall develop any Hawthorn Hotel within the territorial boundaries as defined in Attachment B hereto (the "Exclusive Territory"). Your rights to the Exclusive Territory shall automatically terminate if the Hotel's Quality Assurance Score (defined in Paragraph 4.C. hereof) falls below 425, or its then-current equivalent, and you are unable to increase the score to 425 within thirty (30) days of the inspection, or if this Agreement is otherwise terminated in accordance with Section 10 hereof. This Agreement does not limit Licensor's right, or the rights of any parent, subsidiary, division or affiliate of Licensor, to use or license to others the Hotel System or any part thereof at any location outside of the Exclusive Territory. Further, Licensor, or its parent, subsidiary, division or affiliate may conduct any business activity or license other hospitality concepts under brands other than the Proprietary Marks outside and within the Exclusive Territory. You acknowledge that Licensor, its parent, subsidiaries, divisions and affiliates are and may in the future be engaged in other business activities including activities related to transient lodging, which may be or may be deemed to be competitive with the Hotel System; that facilities, programs, services and/or personnel used in connection with the Hotel System may also be used in connection with such other business activities of Licensor, its parent, subsidiaries, divisions or affiliates; and that you are acquiring no rights hereunder other than the right to use the Hotel System in connection with a Hawthorn Hotel as specifically defined herein in accordance with the terms of the Agreement.

    3. Licensee's Responsibilities.

      A. Operational and Other Requirements. During the License Term, you shall:

          (1) maintain a high moral and ethical standard and atmosphere at the Hotel;

          (2) maintain the Hotel in a clean,safe and orderly manner and in first class condition;

          (3) provide efficient, courteous, and high-quality service to the public;

          (4) operate the Hotel twenty four (24) hours a day, every day;

          (5) strictly comply in all respects of the Hotel System and the Manual and with all other policies, procedures and requirements of Licensor which may be from time to time communicated to you;

          (6) strictly comply with Licensor's reasonable requirements to use only reliable sources of supplies for the Hotel including any suppliers approved by Licensor;

          (7) strictly comply with Licensor's requirements as to:

              (a) the types of services, products, and amenities that may be used, promoted or offered at the Hotel;
              (b) use, display, style
                  and type of signage;
              (c) directory and reservation service listings of the Hotel;

              (d) training of persons to be involved in the operation of the
                  Hotel, including all expenses incurred by you associated therewith;

              (e) participation in all marketing, reservation service,
                  advertising,training and operating programs designated by Licensor as System-wide (or area-wide) programs in the best interests of hotels using the Hotel System; (f) maintenance, appearance and condition of the Hotel; and (g) quality and type of service offered to customers at the Hotel.

           (8) use such automated guest service and/or hotel management and/or telephone system(s) as Licensor shall specify, including any additions, enhancements, supplements or variants developed during the term hereof;

           (9) participate in and use the those reservation services as Licensor shall specify, including any additions, enhancements, supplements or variants thereof which may be developed during the term hereof;

           (10) adopt improvements or standard changes to the Hotel System as may be from time to time designated by Licensor, which improvements are not intended to cause undue hardship;

           (11) strictly comply with all governmental requirements including the filing and maintenance of any required trade name or fictitious name registrations, pay all taxes, and maintain all governmental licenses and permits necessary to operate the Hotel in accordance with the Hotel System;

           (12) permit inspection of the Hotel by Licensor's representatives at any time and give them free lodging for such time as may be reasonably necessary to complete their inspections;

           (13) insure that no part of the Hotel System is used to further or promote a competing business or other lodging facility, except as Licensor may approve for those competing businesses or lodging facilities owned, licensed, operated or otherwise approved by Licensor or its parent, divisions, subsidiaries and/or affiliates;

           (14) in all respects use your best efforts to reflect credit upon and create favorable public response to the name "Hawthorn Suites";

           (15) promptly pay to Licensor all amounts due Licensor, its parent, divisions, subsidiaries and/or affiliates as royalties or fees or for goods or services purchased by you;

           (16)comply with Licensor's requirements concerning confidentiality of information, and, specifically; treat the Manual and all supplements and revisions as confidential; use all reasonable efforts to keep the information confidential; not copy the Manual in any way, not make it available to any unauthorized person; only disclose information contained in the Manual only to persons who must have access to it in connection with their employment with you; and obtain each such person's agreement to keep such information confidential; and

           (17) conduct your advertising in a dignified manner and conform to the standards and requirements as Licensor may specify from time to time in writing; submit samples of all advertising and promotional materials to Licensor for approval; and discontinue use of any disapproved material upon receipt of such written notice.

           B. Performance of the Work. You agree to perform the construction and renovation and/or conversion work on the property including without limitation, the purchase of furniture, fixtures, and equipment set forth on Attachment C hereto and incorporated herein by reference (the "Work"). You acknowledge that your agreement to perform the Work is an essential element of the consideration relied upon by Licensor in entering into the Agreement. Your failure to perform the Work in accordance with Licensor's requirements and specifications (including the progress, milestone, completion and other dates specified in Attachment "C") shall constitute a material breach of your obligations under this License. Licensee may not commence operation of the Hotel as a Hawthorn Suites hotel without Licensor's written authorization. Notwithstanding any consent by Licensor to the authorized conditional opening of the Hotel, all upgrading shall be completed and the Hotel shall otherwise be in compliance with the License and shall be open as a Hawthorn Suites hotel on or before a date ____ months from the date hereof.

           C. Upgrading of the Hotel. Licensor shall review the Quality Assurance Scores (as defined in Paragraph 4.C hereof) of the Hotel upon each five (5) year anniversary of the opening of the Hotel. If over the previous five(5) year period, the Hotel has failed to maintain an average score of four hundred fifty (450) or greater out of a possible five hundred (500) (or its then-current equivalent), Licensor may require modernization of the Hotel, softgood rehabilitation (including but not limited to carpet, drapes, bedspreads) or other upgrading of the Hotel. If the upgrading requirements contained in this Paragraph 3.C. cause you undue hardship, you may terminate this Agreement by paying a fee computed according to Paragraph 10.E.

            D. Fees.

           (1)For each month (or part of a month) during the License Term, you shall pay to Licensor by the tenth (10th) of the following month:

           (a) a royalty fee equal to five percent (5%) of the Gross Room Revenues of the Hotel, with deductions for sales and room taxes only ("Gross Room Revenues");

           (b) an "Advertising Fund Contribution" of 2.5 percent of Gross Rooms Revenue. The Advertising Fund Contribution payments do not include the cost, installation or maintenance of reservation services equipment or training. Licensor may, in its sole discretion and at any time, increase the Advertising Fund Contribution amount above by no more than ten percent (10%) per year provided that Licensee's Advertising Fund Contributions shall not exceed a maximum of three percent (3.0%). Licensor hereby acknowledge that each such increase, if any, shall not be imposed unless Licensor imposes a similar increase on all licensees operating under the Hotel System according to license agreements that contain provisions similar to this Paragraph 3(D)(1)(6) that provides for such increased contributions by licensees; and

           (c) an amount equal to any sales, gross receipts, or similar tax imposed on Licensor and calculated solely on payment required hereunder, unless the tax is an optional alternative to an income tax otherwise payable by Licensor.

       (2) "Gross Room Revenues" shall mean the gross receipts attributable to or payable for the rental of guest rooms at the Hotel, including, without limitation, the net proceeds (after deduction of the expenses of adjustment and collection) of use and occupancy, or for business interruption, rent loss, or similar insurance with respect to the Hotel (provided that insurance proceeds shall be included in Gross Room revenues only when and to the extent actually received). Gross Room Revenues shall not include gratuities to employees or service charges levied in lieu of such gratuities, which, in either case, are payable to employees, or federal, state, and local taxes or fees collected by you for transmittal to the appropriate taxing authorities.

       (3) All monthly payments required by this Agreement shall be submitted to Licensor together with all reports required under this Agreement. Licensor may require that all monthly payments required under this Agreement shall be made by telegraphic transfer, automatic debit arrangement, or other means as Licensor may specify from time to time, to a bank account designated by Licensor. In the event such arrangements are made, Licensor shall be responsible for the cost of connection to such service and you shall maintain sufficient funds in your bank account to pay all such debited obligations. Any payment or report not actually received by Licensor on or before such date shall be deemed overdue, or, if an automatic debit or similar arrangement is utilized and funds are insufficient to cover your payment obligation, any amounts unpaid on or before such date shall be deemed overdue. If any payment is overdue, you shall pay to Licensor, in addition to the amount overdue, interest on such amount from the day it was due until paid at one and a half percent (1.5%) per month or the maximum rate permitted by law, whichever is less. Entitlement to such interest shall be in addition to any of the remedies Licensor may have.

      (4) A standard initial fee for additional guest rooms equal to the higher of -(a) Three Hundred and Fifty Dollars ($350) per room; or (b) the then-current per room charge for the Application Fee per room shall be paid by you to Licensor on your submission of an application to add any Suites to the Hotel. As a condition to Licensor granting its approval of such application, Licensor may require you to upgrade the Hotel, subject to Paragraph 3.C.

      (5) Local and regional marketing programs and related activities may be conducted by you, but only at your expense and subject to Licensor's requirements. Reasonable charges may be made by Licensor for optional advertising materials ordered or used by you for such programs and activities.

4. Licensor's Responsibilities.

     A. Training. During the License Term, Licensor shall continue to specify and provide required and optional training programs at various locations that Licensor shall designate. Reasonable charges may be made for required training materials. Travel, lodging and other expenses of you and your employees shall be borne by you. If such training is held at your Hotel, you must provide Licensor's representatives lodging at the Hotel at no cost to Licensor.

     B. Reservation Services. Provided that Licensee is in full compliance with its material obligations under this Agreement, Licensor will afford License access to reservation services for the Hotel.

     C. Consultation on Operations, Facilities and Marketing. Licensor shall provide you with a set a confidential prototypical plans and specifications, which must be adapted by your architects and engineers. We will review your site layout and working drawings prepared by your architects, and any other related plans and specifications. In addition Licensor shall, from time to time at Licensor's sole discretion, make available to you consultation and advice in connection with operations, facilities and marketing, including lists of suppliers for Hotel fixtures, furnishings, signs and other equipment. Licensor shall also periodically evaluate the performance of the Hotel, but in any case at least once each year, by giving your Hotel a Quality Assurance Score.

     D. Use of Marketing/Reservation Contribution. The Marketing/Reservation Contribution shall be used by Licensor for costs associated with advertising, promotion, publicity, market research and other marketing programs and related activities, cost of maintaining and producing a National Directory, as well as reservations programs, services and overhead for individuals directly related to national and local marketing and reservations. For the purpose of this Paragraph, overhead shall be limited to individuals directly related to the Reservation or Marketing departments such as the Vice President of Marketing and costs related to the financial management of the fund. Licensor shall not use any of the funds in the Marketing and Reservation Contributions to pay for marketing directly related to the sale of franchises. Licensor is not obligated to expend funds for marketing or reservation services in excess of the amounts received from licensees using the Hotel System. In the event excess amounts remain at the end of any taxable year, all expenditures in the following taxable year(s) shall be made first out of accumulated earnings from previous years, next out of earnings in the current year, and finally from contributions. Marketing and Reservation Contributions shall not be an asset of Licensor, and an audit of the operation of the Marketing and Reservation Contributions shall be prepared annually by an independent certified public accountant selected by Licensor and shall be made available to you on request. Licensor shall maintain the National Directory, listing the address and telephone number of all Hawthorn Suites operating under the Hotel System.

     E. Application of Manual. Licensor shall provide you, on loan, one (1) copy of the Manual. All hotels operated within the Hotel System shall be subject to the Manual, as it may from time to time be modified or revised by Licensor, including limited exceptions which may be made by Licensor based on local conditions or special circumstances. Each change in the Manual must be explained in writing to you at least thirty (30) days before it goes into effect.

     F. Other Arrangements for Marketing Etc. Licensor may enter into arrangements for development, marketing, operations, administrative, technical and support functions, facilities, programs, services and/or personnel with any other entity and may use any facilities, programs, services and/or personnel used in connection with the Hotel System in connection with any business activities of its parent, subsidiaries, divisions or affiliates.

     G. Inspections/Compliance Assistance. Licensor has the right to inspect the Hotel at any time, with or without notice to you, to determine if the Hotel is in compliance with the standards and rules of operation set forth in the Manual. If the Hotel fails to comply with such standards and rules of operation, Licensor may, at its option and at your cost, require an action plan to correct the deficiencies. You must then take all steps necessary to correct any deficiencies within the times established by Licensor. Licensor's approval of an action plan does not waive any rights it has or may have under this Agreement not does it relieve you of any obligations under this Agreement.

5.  Proprietary Rights

    A. Ownership of the Hotel System and Proprietary Marks. You acknowledges and shall not contest, either directly or indirectly, Licensor's unrestricted and exclusive right to license the Hotel System and any element(s) or component(s) thereof, and acknowledges that Licensor has the sole right to grant licenses to use all or any element(s) or component(s) of the Hotel System. You specifically agree and acknowledge that HSA is the owner of all right, title and interest in and to the Proprietary Marks together with the goodwill symbolized thereby and that you shall not contest directly or indirectly the validity or ownership of the marks either during the term of this Agreement or at any time thereafter. All improvements and additions whenever made to or associated with the Hotel System by the parties to this Agreement or anyone else, and all Proprietary Marks, and all goodwill arising from your use of Licensor's marks shall inure to the benefit of and become the property of HSA. Upon expiration or termination of this Agreement, no monetary amount shall be assigned as attributable to any goodwill associated with your use of the Hotel System or any element(s) or component(s) of the Hotel System including the name or marks.

    B. Trademark Disputes. Licensor and/or HSA shall have the sole right and responsibility to handle disputes with third parties concerning use of all or any part of the Hotel System, and you shall, at your reasonable expense, extend your full cooperation to Licensor and/or HSA in all such matters. All recoveries made as a result of disputes with third parties regarding use of the Hotel System or any part thereof shall be for the account of Licensor and/or HSA. Neither Licensor nor HSA need initiate suit against alleged imitators or infringers and may settle any dispute by grant of a license or otherwise. You shall not initiate any suit or proceeding against alleged imitators or infringers or any other suit or proceeding to enforce or protect the Hotel System.

    C. Protection of Name and Marks. Both parties shall make every effort consistent with the foregoing to protect and maintain the Proprietary Marks and their distinguishing characteristics. You agree to execute any documents deemed necessary by Licensor, HSA or their respective counsel to obtain protection for Licensor's marks or to maintain their continued validity and enforceability. You agree to use the names and marks associated with the Hotel System only in connection with the operation of a Hawthorn Hotel and in the manner authorized by Licensor and you acknowledge that any unauthorized use thereof shall constitute infringement of Licensor's and HSA's rights. You must notify Licensor immediately, in writing, of any infringement or challenge to your use of Licensor's marks or of any unauthorized use or possible misuse of Licensor's marks or Licensor's proprietary information.

6.  Records and Audits.

    A. Monthly Reports. At least monthly, you shall prepare a statement which shall include all information concerning Gross Rooms Revenue, other revenues generated at the Hotel, room occupancy rates, reservation data and other information required by Licensor that may be useful in connection with marketing and other functions of Licensor, its parent, subsidiaries, divisions or affiliates (the "Data"). The Data shall be the property of Licensor. By the tenth (10th) of each month, you shall submit to Licensor a statement setting forth the Data for the previous month and reflecting the computation of the amounts then due under Paragraph 3.D hereof. The statement shall be in such form and detail as Licensor may reasonably request from time to time, and may be used by Licensor for its reasonable purposes. Licensor shall not willingly or knowingly provide Data on your property as an inducement to develop other hotel brands in your market area.

    B. Preparation and Maintenance of Records. You shall, in a manner and form satisfactory to Licensor and utilizing accounting and reporting standards as reasonably required by Licensor, prepare on a current basis (and preserve for no less than four (4) years), complete and accurate records concerning Gross Rooms Revenue and all financial, operating, marketing and other aspects of the Hotel, and maintain an accounting system which fully and accurately reflects all financial aspects of the Hotel and its business. Such records shall include but not be limited to books of account, tax returns, governmental reports, register tapes, daily reports, and complete quarterly and annual financial statements (profit and loss statements, balance sheets and cash flow statements).

    C. Audit. Licensor or its designated agents shall have the right at any time to examine and copy, at its expense, all books, records, and your tax returns related to the Hotel and, at its option, to have an independent audit made. If an inspection or audit should reveal that payments have been understated in any report to Licensor, then you shall immediately pay to Licensor the amount understated upon demand, in addition to interest from the date such amount was due until paid, at one and one half percent (1.5%) per month or the maximum rate permitted by law, whichever is less. In such event, Licensor shall also have the right to require that all your future financial statements related to the Hotel be audited at your expense for each fiscal year by an independent certified public accounting firm selected by you and approved by Licensor. If an inspection discloses an underpayment to Licensor of five percent (5%) or more of the total amount that should have been paid to Licensor during any six (6) month period, you shall, in addition to repayment of such understated amount, with interest, reimburse Licensor for any and all costs and expenses incurred in connection with the inspection or audit (including, without limitation, reasonable accounting and attorneys' fees). The foregoing remedies shall be in addition to any other remedies Licensor may have, including, without limitation the remedies for default.

    D. Annual Financial Statements. At Licensor's request, you shall submit to Licensor as soon as available but not later than ninety (90) days after the end of your fiscal year, complete financial statements for such year. You shall certify them to be true and correct and to have been prepared in accordance with generally accepted accounting principles consistently applied, and any false certification shall be a breach of this Agreement. Licensor may also request, from time to time, gross operating profits percentages and certain operating statistics (i.e. energy and repairs costs) which you must provide.

7.  Indemnity and Insurance.

    A. Indemnity. It is understood and agreed that nothing in this Agreement authorizes either party to make any contract, agreement, warranty or representation on the other's behalf, or to incur any debt or other obligation in the other's name, and that neither party shall in any event assume liability for, or be deemed liable hereunder as a result of, any such action, or by reason of any act or omission of the other party or any claim or judgement arising therefrom. You shall indemnify and hold Licensor and HSA, their parents, affiliates, subsidiaries, officers, directors, agents, and employees, harmless against any and all claims arising directly or indirectly from, as a result of, or in connection with, your operation of the Hotel, including claims of intentional or negligent conduct by you, and any claims of acts or omissions by Licensor or HSA relating to the operation of the Hotel System (even though Neither HSA nor Licensor is actively involved in the operation or supervision of the Hotels, as well as the costs, including reasonable attorney's fees, of defending against them. You agree that all of the obligations of Licensor under this Agreement are to you, and no other party is entitled to rely on, enforce, or obtain relief for breach of such obligations either directly or indirectly or by subrogation. Licensor shall not indemnify or hold you harmless against any action or claim by any third party based upon Licensor's exercise of any of its rights in accordance with the terms of this Agreement.

    B. Insurance. During the License Term, you shall comply with all insurance requirements of any lease or mortgage covering the Hotel, and Licensor's specifications for insurance as to amount and type of coverage as may be reasonably specified by Licensor from time to time in writing, and shall in any event maintain as a minimum the following insurance underwritten by an insurer approved by Licensor:

       (1) employer's liability and workers' compensation insurance as prescribed by applicable law; and

     (2) comprehensive general liability insurance (with products, completed operations and independent contractors coverage) and comprehensive automobile liability insurance, all on an occurrence basis naming Licensor and its then current parent, subsidiaries, divisions, affiliates and their successors and assigns as additional insureds and underwritten by an insurer approved by Licensor with single-limit coverage for personal and bodily injury and property damage of at least Five Million Dollars ($5,000,000) for each occurrence. In connection with all significant construction at the Hotel during the License Term, you shall cause the general contractor to maintain with an insurer approved by Licensor comprehensive general liability insurance (with products, completed operations and independent contractors coverage) in at least the amount of Five Million Dollars ($5,000,000) for each occurrence with Licensor and its then current parent, subsidiaries, divisions, affiliates and their successors and assigns named as additional insureds.

    C. Changes in Insurance. Simultaneously herewith, annually hereafter and each time a change is made in any insurance or insurance carrier, you shall furnish to Licensor certificates of insurance including the term and coverage of the insurance in force, the persons insured, and the fact that the coverage may not be cancelled, altered or permitted to lapse or expire without thirty (30) days' advance written notice to Licensor.

8. Transfer.

     A. Transfer by Licensor. Licensor shall have the right to transfer or assign all or any part of its rights or obligations in this Agreement to any person or legal entity, and you hereby consent to such transfer.

     B. Transfer by Licensee.

        (1) You understand and acknowledge that the rights and duties set forth in this Agreement are personal to you, and that Licensor has granted this license in reliance on your business skill, financial capacity, and character, and that of your partners or shareholders. Accordingly, neither you nor any immediate or remote successor to any part of your interest in this license, nor any individual, partnership, corporation, or other legal entity which directly or indirectly owns any interest in this license or in you shall sell, sign, transfer, convey, give away, mortgage, or otherwise encumber any direct or indirect interest in this License (including any ownership interest in you), the Hotel, or a substantial portion of the assets (including building and real estate) of the Hotel without the prior written consent of Licensor.

        (2) If the transfer is equal to less than a fifty percent (50%) equity interest in you and does not have the effect of transferring control (as described in Paragraphs (3) and (4) below), the transfer shall not require the prior approval of Licensor, provided that

     (3) If a transfer, alone or together with other previous, simultaneous, or proposed transfers, would have the effect of transferring a controlling interest in the License, you, the Hotel, or greater than fifty percent (50%) of the assets (including building and real estate) of the Hotel, such transfer shall require Licensor's prior approval, and Licensor may, in its sole discretion, require any or all of the following as conditions of its approval, which approval shall not be unreasonably withheld:

         (a) all of your accrued monetary obligations to Licensor and its subsidiaries and affiliates and all other outstanding obligations related to the Hotel shall have been satisfied and you are not otherwise in default;

         (b) the transferee, and all shareholders in the transferee, shall demonstrate to Licensor's satisfaction that the transferee and its shareholders or general partners, as appropriate, meet Licensor's then current qualifications being applied to new applicants including, business standards, ability to conduct the Hotel (as may be evidenced by prior related business experience or otherwise), and have adequate financial resources and capital to operate the Hotel;

         (c) transferee and the shareholders or general partners in the transferee shall execute the standard form license agreement then being offered to new Hotel System licensees (provided, however, that the royalty fee and the Marketing/Reservation Contribution shall be the greater of the then-current fees or the same as the amount assessed on the date of the transfer, which amount shall be adjusted in accordance with the terms of the license agreement executed) and such other ancillary agreements as Licensor may require for the Hotel and the general manager shall complete the initial training program then in effect for new licensees;

         (d) The Hotel shall be upgraded to conform to the then-current standards and specifications for hotels operating under the Hotel System if the most recent Quality Assurance Score was below four hundred and fifty (450). In any event, all deficiencies noted on the most recent inspection must be remedied by the transferee within ninety (90) days of such transfer. You shall complete any upgrade required under this Paragraph within the time specified by Licensor;

       (e) You shall pay a transfer fee equal to Two Thousand Five Hundred Dollars ($2,500.00), for a term equal to the balance of the original term of this License. No fee shall be required for transfers to the spouse, issue, parent, or sibling of a partner or shareholder in you, or from one partner or shareholder to another. If the transferee requests approval of a term greater than the remaining term of this License, the then-current standard minimum application fee, prorated according to the period of time requested which exceeds the original term of this License, shall be paid to Licensor;

       (f) the transferor shall have executed a general release, in a form satisfactory to Licensor, of any and all claims against Licensor and its officers, directors, shareholders, and employees, in their corporate and individual capacities, including, without limitation, claims arising under federal, state, and local laws, rules, and ordinances;

       (g) the transferee, and all shareholders or general partners in the transferee, shall enter into a written assignment, in a form satisfactory to Licensor, assuming and agreeing to discharge all of your obligations under this Agreement;

       (h) you shall remain liable for all obligations to Licensor and its subsidiaries and affiliates in connection with the Hotel prior to the effective date of the transfer and shall execute any and all instruments reasonably requested by Licensor to evidence such liability.

     (4) For the purposes of this Agreement, "control" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, corporation or other business entity, whether through the ownership of voting securities, by contract, or otherwise.

     (5) Any purported assignment or transfer, by operation of law or otherwise, not having the prior written consent of Licensor shall be null and void and shall constitute a material breach of this Agreement, for which Licensor may then terminate without opportunity to cure pursuant to Paragraph 10.C. of this Agreement, and seek injunctive relief as well as monetary damages.

     C. Transfers of the License or Equity Interest in Licensee Upon Death. Upon the death or mental incompetency of you or a person owning all or any interest in you, the executor, administrator, or personal representative of such person shall transfer within three (3) months after such death or mental incompetency his interest to a third party approved by Licensor. Such transfers, including, without limitation, transfers by devise or inheritance, shall be subject to the same conditions as any inter vivos transfer. However, in the case of transfer by devise or inheritance, if the heirs or beneficiaries of any such person are unable to meet the conditions in this Paragraph 12, the personal representative of the deceased shareholder shall have reasonable time to dispose of the deceased's interest in you, which disposition shall be subject to all the terms and conditions for transfers contained in this Agreement. If the interest is not disposed of within nine (9) months, Licensor may terminate this Agreement.

     D. Registration of a Proposed Transfer of Equity Interests. Securities in you may be offered to the public only with the prior written consent of Licensor, which consent shall not be unreasonably withheld. All materials required by federal or state law for the sale of any interest in you shall be submitted to Licensor for review prior to filing with any government agency; and any materials to be used and any exempt offering shall be submitted to Licensor for review prior to their use. No offering by you shall imply (by use of the Proprietary Marks or otherwise) that Licensor is participating as an underwriter, issuer, or officer of you or Licensor's securities; and Licensor's review of any offering shall be limited solely to the subject of the relationship between you and Licensor. You and other participants in the offering must fully indemnify Licensor in connection with the offering. For each proposed offering, you shall pay to Licensor a non-refundable fee of Five Thousand Dollars ($5,000.00), or such greater amount as is necessary to reimburse Licensor for its reasonable cost and expenses associated with reviewing the proposed offering, including, without limitation, legal and accounting fees.

     E. Non-Waiver of Claims. Licensor's consent to a transfer of any interest in the license granted herein shall not constitute a waiver of any claims it may have against the transferring party, nor shall it be deemed a waiver of Licensor's right to demand exact compliance with any of the terms of this Agreement by the transferee.

     F. Licensor's Right of First Refusal. If in the event that any party holding any direct or indirect interest in this License, in you, or in all or substantially all of the assets of the Hotel desires to accept any bona fide offer from a third party to purchase such interest, you shall notify Licensor as provided in Paragraph 13.F. hereof, and shall provide such information and documentation relating to the offer as Licensor may require. Licensor shall have the right and option, provided the third party wishes to remove the Hotel from the Hotel System, exercisable within thirty (30) days after receipt of such written notification, to send written notice to the seller that Licensor intends to purchase the seller's interest on the same terms and conditions offered by the third party. If Licensor elects to purchase the seller's interest, closing on such purchase shall occur within ninety (90) days from the date of notice to the seller of the election to purchase by Franchisor. If Licensor elects not to purchase the seller's interest, any material change thereafter in the terms of the offer from a third party shall constitute a new offer subject to the same rights of first refusal by Licensor as in the case of the third party's initial offer (minor changes to the offer shall not constitute a new offer and shall be subject to the notice period of the initial offer). Failure of Licensor to exercise the option afforded by this Paragraph 8.F. shall not constitute a waiver of any other provision of this Agreement, including all of the requirements of this Paragraph 8.F., with respect to a proposed transfer. In the event the consideration, terms, and/or conditions offered by a third party are such that Licensor may not reasonably be required to furnish the same consideration, terms, and/or conditions, then Licensor may purchase the interest proposed to be sold for the reasonable equivalent in cash. If the parties cannot agree within thirty (30) days on the reasonable equivalent in cash of the consideration, terms, and/or conditions shall have no right of first refusal provided the third party meets the qualifications set forth in Paragraph 8.

9.  Condemnation and Casualty.

     A. Condemnation. You shall, at the earliest possible time, give Licensor full notice of any proposed taking of the Hotel by eminent domain. In the event the Hotel is taken by eminent domain, Licensor shall give due and prompt consideration, without any obligation, to transferring this Agreement to a nearby location selected by you and approved by Licensor as promptly as reasonably possible, and in any event within four (4) months of the taking. If the new location is approved by Licensor and the transfer authorized by Licensor and if you open a new hotel at the new location in accordance with Licensor's specifications within two (2) years of the closing of the Hotel, the new hotel shall thenceforth be deemed to be the Hotel licensed under this Agreement. If a condemnation takes place and a new hotel does not, for whatever reason, become the Hotel under this Agreement in strict accordance with this Paragraph (or if it is reasonably evident to Licensor that such shall be the case), this Agreement will terminate forthwith upon notice thereof by Licensor to you, without the payment of liquidated damages hereunder.

     B. Casualty. If the Hotel is damaged by fire or other casualty, you shall expeditiously repair the damage. If the damage or repair requires closing the Hotel, you shall immediately notify Licensor, shall repair or rebuild the Hotel in accordance with Licensor's standards, shall commence reconstruction within four (4) months after closing, and shall reopen the Hotel for continuous business operations as soon as practicable (but in any event within twenty four
(24) months after closing of the Hotel), giving Licensor ample advance notice of the date of reopening. If the Hotel is not reopened in accordance with this Paragraph 9.B., this Agreement shall forthwith terminate upon notice thereof by Licensor to you, with the payment of liquidated damages calculated in the manner set forth in Paragraph 10.E.

     C. No Extensions of Term. Nothing in this Paragraph 9 shall extend the License Term but you shall not be required to make any payments pursuant to Paragraphs 3.C. (1), (2) or (3) for periods during which the Hotel is closed by reason of condemnation or casualty.

10. Termination

     A. Expiration of Term. This Agreement shall expire without notice effective 20 years from the authorized opening date, subject to earlier termination as set forth herein. The parties recognize the difficulty of ascertaining damages to Licensor resulting from premature termination of this Agreement, and have provided for liquidated damages in Paragraph 10.F. below, which liquidated damages represent the parties' best estimate as to the damages arising from the circumstances in which they are provided.

      B.  Default with Opportunity to Cure.

         (1) Except as provided in Paragraphs 10.C. hereof, you shall have thirty (30) days (unless otherwise specified herein or in the notice by Licensor) from receipt of written notice of a default within which to remedy such default. If any such default is not cured within that time, or such longer period as applicable law may require (or such longer period as may be reasonably required by you to cure any non-monetary default if you immediately commence, diligently and in good faith pursues, and cures such default), this Agreement shall terminate without further notice to you effective immediately upon the expiration of the thirty (30) day period, expiration of any extended period as described above, or such longer period as applicable law may require. Alternatively, Licensor may, at its option, suspend your access to the reservation system until such default has been cured to Licensor's satisfaction. You shall be in default hereunder for any failure to comply with any of the requirements imposed by this Agreement, as it may from time to time reasonably be supplemented by the Manual, or to carry out the terms of this Agreement in good faith.

         (2) If during the twelve (12) months preceding a notice of default in
(1) above you shall have engaged in a violation of this Agreement for which a notice of default was given and such default was remedied, the period given to remedy defaults thereafter shall, if and to the extent permitted by law, be ten
(10) days instead of thirty (30).

         (3) In any judicial proceeding in which the validity of termination is at issue, Licensor shall not be limited to the reasons set forth in any notice sent under this Paragraph.

         (4) Licensor's notice of termination or suspension of services as described in Section 10(B)(1) shall not relieve you of your obligations hereunder.

   C. Immediate Termination by Licensor. This Agreement shall immediately terminate without notice to you if:

      (1) (a) you, or any Guarantor of your obligations hereunder (a "Guarantor"), shall generally not pay your debts as they become due or shall admit in writing an inability to pay your debts, or shall make a general assignment for the benefit of creditors; or

           (b) you, or any Guarantor, shall commence or consent to any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of you or your debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property; or

         (c) you, or any Guarantor, shall take any corporate or other action to authorize any of the actions set forth above in Paragraphs (a) or (b); or

         (d) any case, proceeding or other action against you or any such guarantor shall be commenced seeking to have an order for relief entered against it as debtor, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and such case, proceeding or other action (i) results in the entry of an order for relief against it which is not fully stayed within seven (7) business days after the entry thereof or (ii) remains undismissed for a period of forty-five (45) days; or

         (e) an attachment remaining on all or a substantial part of the Hotel or of your or any Guarantor's assets for thirty (30) days; or

         (f) you or any Guarantor fails, within sixty (60) days of the entry of a final judgment against you in any amount exceeding Fifty Thousand Dollars ($50,000), to discharge, vacate or reverse the judgment, or to stay execution of it, or if appealed, to discharge the judgment within thirty (30) days after a final adverse decision in the appeal; or

      (2) you cease to operate the Hotel at the Location or under the Proprietary Marks, or loses possession or the right to possession of all or a significant part of the Hotel, except as otherwise provided in Paragraph 9 hereof; or

      (3) you contest in any court or proceeding Licensor's ownership of the Hotel System or any part of it, or the validity of any of the Proprietary Marks; or

      (4)  a breach of Paragraph 8 hereof occurs; or

      (5) you fail to continue to identify the Hotel to the public as a Hawthorn Hotel; or

      (6) any action is taken toward dissolving or liquidating you or any Guarantor, if it is a corporation or partnership, except for death of a partner; or

      (7) you or any of your principals is, or is discovered to have been, convicted of a felony (or any other offense if it is likely to adversely reflect upon or affect the Hotel, the Hotel

      (8) you knowingly maintains false books and records of account or knowingly submits false reports or information to Licensor; or

      (9) if you intentionally discloses or divulges the contents of the Manual or other trade secrets or confidential information provided to you by Licensor to any unauthorized person or fails to exercise reasonable care to prevent such disclosure; or

      (10) if you intentionally or negligently makes any material false statements or omissions to Licensor in connection with your Application.

   D. De-identification of Hotel Upon Termination. You shall take whatever action is necessary to assure that no use is made of any part of the Hotel system at or in connection with the Hotel or otherwise after the license term ends. This shall involve, among other things, returning to Licensor the Manual and all other materials proprietary to Licensor, removal of all distinctive signs, changing the telephone listing and removal of all terms bearing the Hawthorn Hotel logo, name, trademarks and/or service marks. Further, until all modifications required by this Paragraph 10.D. are completed, your shall (i) maintain a conspicuous sign at the registration desk in a form specified by Licensor stating that the Hotel is no longer associated with the Hotel System, and (ii) advise all customers or prospective customers telephoning the Hotel that it is no longer associated with the Hotel System. Anything not done by you within thirty (30) days after the license term ends, may be done at your expense by Licensor or its agents, who may enter upon the premises of the Hotel for that purpose.

   E. Payment of Liquidated Damages. If this Agreement terminates pursuant to Paragraphs 3.B., 9.B., 10.C. or 10.D. above at any time after the first twenty four (24) months of operation, you shall promptly pay Licensor (in addition to any amounts then due to Licensor, and only as liquidated damages for the premature termination of this Agreement, and not as a penalty or as damages for breaching this Agreement or in lieu of any other payment) a lump sum based on the average occupancy rate for the twelve (12) months preceding the termination as follows:

      1. if the occupancy rate was less than fifty percent (50%) then you shall pay no liquidated damages;

      2. if the occupancy rate was fifty percent (50%) to fifty nine and nine tenths percent (59.9%) then you shall pay an amount equal to twelve (12) months of fees required under Paragraph 3.C.1;

      3. if the occupancy rate was sixty percent (60%) to sixty nine and nine tenths percent (69.9%) then you shall pay an amount equal to twenty four
(24) months of fees required under Paragraph 3.C.1;

      4. if the occupancy rate was seventy percent (70%) or greater then you shall pay an amount equal to thirty six (36) months of fees required under Paragraph 3.C.1;

      5. if this Agreement terminates at any time during the first twenty four (24) months of operation, you shall promptly pay to Licensor liquidated damages equal to thirty six (36) times the average monthly royalty paid under Paragraph 3.C.1.

11. Renewal. Licensee may apply to renew this License Agreement for a term of ten years. Licensor will require submission of a completed application on Licensor's then current form, submission of an application fee in the amount equal to the then current fee charged to new licensees, and Licensor's approval of the application. Licensor may require reasonable renovation and upgrading of the Hotel to applicable Hotel System standards as a condition or pre-condition thereof.

12.  Relationship of Parties.

     A. No Agency Relationship. You are an independent contractor. Neither party is the legal representative or agent of, or has the power to obligate (or has the right to direct or supervise the daily affairs of) the other for any purpose whatsoever. Licensor and you expressly acknowledge that the relationship intended by them is a business relationship based entirely on, and defined by, the express provisions of this Agreement and that no partnership, joint venture, agency, fiduciary or employment relationship is intended or created by reason of this Agreement.

     B. Licensee's Notices to Public Concerning Independent Status. You shall take such steps as are necessary and such steps as Licensor may from time to time reasonably request to minimize the chance of a claim being made against Licensor for anything that occurs at the Hotel, or for acts, omissions or obligations of you or anyone associated or affiliated with you or the Hotel. Such steps may, for example, include giving notice in private rooms, public rooms and advertisements, on business forms and stationery, and any other materials, making clear to the public that Licensor is not the owner or operator of the Hotel and is not accountable for what happens at the Hotel. Unless required by law, you shall not use the word "Hawthorn" or any similar words in your corporate, partnership, or trade name, nor authorize or permit such use by anyone else. You shall not use the word "Hawthorn" or any other name or mark associated with the Hotel System to incur any obligation or indebtedness on behalf of Licensor.

     C. Third Party Beneficiary. You hereby acknowledge that HSA is a third party beneficiary under this Agreement, with the independent right to enforce your obligations hereunder and to obtain such remedies for any failure on your part to perform your obligations to the full extent permitted by this Agreement and in the place of the Licensor.

13.  Miscellaneous.

     A. Severability and Interpretation. The remedies provided in this Agreement are not exclusive. In the event any provision of this Agreement is held to be unenforceable, void or voidable as being contrary to the law or public policy of the United States or any other jurisdiction entitled to exercise authority hereunder, all remaining provisions shall nevertheless continue in full force and effect unless deletion of the provision(s) deemed unenforceable, void or voidable impairs the consideration for this Agreement in a manner which frustrates the purpose of the parties or makes performance commercially impracticable. In the event any provision of this Agreement requires interpretation, such interpretation shall be based on the reasonable intention of the parties in the context of this transaction without interpreting any provision in favor of or against any party hereto by reason of the drafting of the party or its position relative to the other party. Any covenant, term or provision of this Agreement which, in order to effect the intent of the parties, must survive the termination of this Agreement, shall survive any such termination.

     B. Binding Effect. This Agreement shall become valid when executed and accepted by Licensor at Atlanta, Georgia. It shall be deemed made and entered into in the state of Georgia and shall be governed and construed under and in accordance with the laws of the state of Georgia. In entering into this Agreement, you acknowledge that it has sought, voluntarily accepted and become associated with Licensor who is headquartered in Atlanta, Georgia and that this Agreement contemplates and shall result in business relationships with Licensor's headquarter's personnel. The choice of law designation permits, but does not require that all suits concerning this Agreement be filed in the state of Georgia.

     C. Exclusive Benefit. This Agreement is exclusively for the benefit of the parties hereto and it shall not give rise to liability to a third party, except as otherwise specifically set forth herein. No agreement between Licensor and anyone else is for the benefit of you.

     D. Entire Agreement. This is the entire Agreement (and supersedes all previous agreements including without limitation, any commitment agreement between the parties concerning the Hotel) between the parties relating to the Hotel. Neither Licensor nor any other person on Licensor's behalf has made any representation to you concerning this Agreement or relating to the Hotel System, which representation is not fully set forth herein or in Licensor's "Offering Circular for Prospective Franchisees." No change in this Agreement shall be valid unless in writing signed by both parties. No failure to require strict performance or to exercise any right or remedy hereunder shall preclude requiring strict performance or exercising any right or remedy in the future.

     E. Licensor's Withholding of Consent. Licensor's consent, wherever required, may be withheld if any default by you exists under this Agreement. Approvals and consents by Licensor shall not be effective unless evidenced by a writing duly executed on behalf of Licensor.

     F. Notices. Any and all notices required or permitted under this Agreement shall be in writing and shall be delivered by any means which shall provide evidence of the date received, to the respective parties at the following addresses unless and until a different address has been designated by written notice to the other party:

Notices to LICENSOR:             Hawthorn Franchising, Inc.,
                                 13 Corporate Square, Suite 250
                                 Atlanta, Georgia 30329
                                 (404) 321-4045

Notices to you:                  [ENTITYNAMECAPS]
                                 [PCADDRESS1]
                                 [PCADDRESS2]
                                 Attn: [PCNAME]

  Any notice shall be deemed to have been given at the date and time it is evidenced to have been received.

     G. Descriptive Headings. The descriptive headings in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision in this Agreement.

     H. Management of the Hotel. You must at all times retain and exercise direct management control over the Hotel's business. You shall not enter into any lease, management agreement or other similar arrangement for the operation of the Hotel or any part thereof (including without limitation, food and/or beverage service facilities), with any independent entity without the prior consent of Licensor.

     J. Guest Room Rates. You acknowledge that it is your responsibility to establish room rates for the Hotel. Rates must be submitted to Licensor prior to the deadline for the upcoming National Directory and you may not charge a rate in excess of the rate published in the National Directory for a particular time period.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first stated above.

LICENSEE:

[ENTITYNAMECAPS]

By: ____________________________
    [SIGNEENAME]
    [SIGNEETITLE]

Attest:_______________________
       Secretary

LICENSOR:

HAWTHORN FRANCHISING, INC.

By:_____________________
      Jon Leven

Attest:____________________
        Asst. Secretary

GUARANTY

     As an inducement to _______________________("Licensor") to execute the above License Agreement, the undersigned, jointly and severally, hereby unconditionally warrant to Licensor and its successors and assigns that all of Licensee's representations in the License Agreement and the application submitted by Licensee to obtain the License Agreement are true and guarantee that all of Licensee's obligations under the above License Agreement, including any amendments thereto whenever made (the "Agreement"), shall be punctually paid and performed.

     Upon default by Licensee or notice from Licensor, the undersigned shall immediately make each payment and perform each obligation required of Licensee under the Agreement. Without affecting the obligations of the undersigned under this Guaranty, Licensor may without notice to the undersigned extend, modify or release any indebtedness or obligation of Licensee, or settle, adjust or compromise any claims against Licensee. The undersigned waive notice of amendment of the Agreement and notice of demand for payment or performance by Licensee.

     Upon the death of an individual guarantor, the estate of such guarantor will be bound by this Guaranty but only for defaults and obligations hereunder existing at the time of death, and the obligations of the other guarantors shall continue in full force and effect.

     The Guaranty constitutes a guaranty of payment and performance and not of collection, and each of the guarantors specifically waives any obligation of Licensor to proceed against Licensee on any money or property held by Licensee or by any other person or entity as collateral security, by way of set off or otherwise. The undersigned further agree that this Guaranty shall continue to be effective or be reinstated as the case may be, if at any time payment or any of the guaranteed obligations is rescinded or must otherwise be restored or returned by Licensor upon the insolvency, bankruptcy or reorganization of Licensee or any of the undersigned, all as though such payment has not been made.

IN WITNESS WHEREOF, each of the undersigned has signed this Guaranty as of the date of the above Agreement. Witnesses: Guarantors:

    ________________________________          __________________________________
                                              [GUARANTOR1], Legal Signature

    ________________________________          ________________________________
                                              [GUARANTOR2], Legal Signature

ATTACHMENT A

    Facilities (Paragraph 1):

    Site - Area and general description:

    Number of approved Guest Rooms (including suites):

    Number of Suites included:

    Ownership of Licensee (Paragraph 8):

ATTACHMENT B
                                  EXCLUSIVE TERRITORY

    The Exclusive Territory is defined as that area bordered by:

ATTACHMENT C

     You acknowledge that every detail of the Hotel System is important to Licensor and other licensees operating under the Hotel System in order to develop and maintain the standards and public image of the Hotel System. You agree to comply with the details of the Hotel System as specified by Licensor in the Manual, or otherwise in writing, and not to deviate therefrom. Specifically, you acknowledge that the Hotel is intended to offer minimal amenities and to compete directly with hotels offering the lowest average room rate in each target market. You therefore agree that it shall offer or install only those amenities that are approved in advance by Licensor.

The dates below set forth the development schedule for the Hotel, whether new development or upgrading an existing facility.

1) You shall submit preliminary plans, including site layout and outline specifications adapting Licensor's then-prototypical plans by

____________________________________________________________________________

2) You shall submit complete working drawings and specifications for the Hotel and Hotel premises, including its proposed equipment, furnishings, facilities and signs with such detail and containing such information as Licensor may request by .

_________________________________________________________________

     The Plans as submitted to Licensor shall conform to then prevailing Hotel System standards, including the construction standards set forth in the Manual. Construction shall not begin unless and until Licensor has approved the Plans. Thereafter, no change shall be made to the Plans without the advance consent of Licensor. Notwithstanding the foregoing, after the Plans have been approved, if in the course of actual construction any change in the Plans occurs, you shall notify Licensor promptly. Licensor shall determine whether construction has been completed in accordance with the Plans.

3) Construction of the Hotel shall commence on or before.

______________________________________________________________

     Commencement of construction shall mean excavation and poured footings with a finished building slab. Once the construction has commenced, it shall continue uninterrupted (except for interruption by reason of events constituting force majeure) until construction is completed. You shall, within five (5) days of the commencement of construction, provide written notice to Licensor that construction has begun. As used in this License, "force majeure" means an act of God, war, civil disturbance, government action, fire, flood, accident, hurricane, earthquake or other calamity, strike or other labor dispute, or other action beyond the control of you.

4) The Hotel shall be furnished, equipped and shall otherwise be made ready to open for business in accordance with the License not later than _____________________________________("Completion Date").

5) If the Hotel shall be a conversion from an existing lodging facility to a Hawthorn Suites Hotel, following is a required timetable for certain required changes/upgrades.

Requirements                                           By (date):
_________________________________________________________________
_________________________________________________________________
_________________________________________________________________

     You shall, within ten (10) days of the Completion Date, submit a written request to Licensor for Licensor to conduct a final inspection. Upon receipt of such request, Licensor shall promptly conduct such final inspection. You shall open for business within ten (10) days after receipt of Licensor's authorization to do so. The date upon which you receive authorization to open for business shall be the "Opening Date". You shall not open for business until Licensor provides final approval and authorization in writing.

     The Hotel shall not be opened for business as a Hawthorn Hotel unless and until:

     (i) Licensor has approved and accepted, in advance, in writing the construction of the Hotel in accordance with the Plans; the installation of all items of equipment, furniture, signs, computer terminals and related supplies; and the hiring and training of staff necessary to operate the Hotel in accordance with Licensor's requirements;

     (ii) no accounts are past due to Licensor, its parent, divisions, subsidiaries or affiliated companies by you;

     (iii) you are in full compliance with all of the terms of this License

Notwithstanding anything else herein to the contrary, Licensor may authorize License to open and operate the Hotel even though you have not fully complied with the terms of this License, provided that you agree to fulfill all remaining terms of this License on or before the dates designated by Licensor.